Exhibit 2.1
CONFORMED COPY
Dated 30 June 2005
BP p.l.c.
and
INNOVENE LLC
and
INNOVENE EUROPEAN HOLDINGS LIMITED
and
BP CHEMICALS EAST CHINA INVESTMENTS LIMITED
and
Others
AMENDED AND RESTATED
MASTER REORGANISATION AGREEMENT
relating to the reorganisation of the Olefins and Derivatives business and certain related businesses of the BP Group

This Agreement is made on 30 June 2005 between:
(1)	BP p.l.c., a company incorporated in England and Wales with company number 00102498 whose registered office is at 1 St James’s Square, London SW1Y 4PD, England (“BP p.l.c.”), on behalf of itself and the parties listed in Part A of Schedule 1;

(2)	INNOVENE LLC, a limited liability company organized under the laws of the State of Delaware, USA, whose principal office is at 200 E. Randolph Drive, Chicago, Illinois, USA 60601, USA (“Innovene”), on behalf of itself and the parties listed in Part B of Schedule 1;

(3)	INNOVENE EUROPEAN HOLDINGS LIMITED, a company incorporated in England and Wales with company number 05310700 whose registered office is at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP (“Euro Holdco”), on behalf of itself and the parties listed in Part C of Schedule 1; and

(4)	BP CHEMICALS EAST CHINA INVESTMENTS LIMITED, incorporated in England and Wales with company number 04152593 whose registered office is at Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP (“BPCECIL”),
the above-mentioned parties (including those listed in Parts A, B, C and D of Schedule 1) together, the “Parties”.
Whereas:
(A)	On 1 April 2005, the BP Group reorganised the business and companies comprising its global olefins and derivatives operations, its Hobbs fractionation operations and its Grangemouth and Lavéra refining operations pursuant to, inter alia, the Reorganisation Agreements (the “Reorganisation”).

(B)	The Parties entered into a Master Reorganisation Agreement (the “Master Reorganisation Agreement”) on 31 March 2005 to govern certain matters arising in connection with the Reorganisation that are relevant in more than one jurisdiction.

(C)	This Agreement amends and restates the Master Reorganisation Agreement in its entirety with effect from the Completion Date (as defined below) to read as follows.
It is agreed as follows:
1	Definitions and Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:
1.1	Definitions

“Acrylic Acid Business” means:
(i)	the manufacture and/or production and sale and/or supply of acrylic acid; and

(ii)	the manufacture and/or production and sale and/or supply of catalyst used in such acrylic acid;
“Additional Grangemouth Arrangements” means any dispositions, leases or sub-leases and all ancillary arrangements thereto, entered into between the date hereof and the Separation Date by members of the BP Group, on one hand, and members of the Innovene Group, on the other hand, in relation to land situated at Grangemouth;
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, order, decree, permit, approval, concession, grant, franchise, licence, agreement or requirement of any Governmental Authority having jurisdiction over the matter or matters in question and in each case existing to the extent having force of law at the time in question;
“Barex Business” means:
(i)	the manufacture and/or production of Barex resins which are resinous graft copolymers of acrylonitrile and methyl acrylate on a butadiene/acrylonitrile polymer backbone; and

(ii)	the sale and/or supply of such products;
“BPCNA” means BP Corporation North America Inc.;
“BP Group” means BP p.l.c. and each of its subsidiaries from time to time but excluding any company that is a member of the Innovene Group;
“BP Group Businesses” means the businesses, undertakings and activities comprised within or carried on by the BP Group (excluding the Innovene Group Businesses, but including the Pasadena Linear Alpha Olefins Operations, the Gelsenkirchen Naphtha Cracking Operations, the Münchmünster Olefins Operations and the Polyethylene Malaysia Sdn. Bhd. and Ethylene Malaysia Sdn. Bhd. joint ventures in Malaysia);
“BP Parties” means BP p.l.c. and the parties listed in Part A of Schedule 1;
“BP Process Agent” has the meaning given to it in Clause 9.10.2;
“Business Day” means a day on which banks are open for a full range of business: (i) in relation to payment obligations, in both the city or town of the payer and the location of the payee’s account; (ii) for the purposes of Clause 9.8, in the place to which any Notice (as defined therein) may be sent in accordance with this Agreement; and (iii) in relation to the other terms of this Agreement in London (excluding Saturdays, Sundays and public holidays);
“Butane Oxidation Business” means:
(i)	the manufacture and/or production of maleic acid and maleic anhydride by the reaction of butane and oxygen in the presence of a heterogenous phosphorus-vanadium oxidation catalyst which may contain other elements;

(ii)	the manufacture and/or production of 1,4-butanediol, tetrahydrofuran, gamma-butyrolactone by the hydrogenation of maleic acid in the presence of a hydrogenation catalyst;

(iii)	the sale and/or supply of products resulting from the activities described in sub-paragraphs (i) and (ii) above; and

(iv)	the manufacture and/or production and sale and/or supply of catalyst used in the activities described in sub-paragraphs (i) and (ii) above;

“Calhoun Bonds” means the bonds issued by the Calhoun County Navigation Industrial Development Authority, due on 1 January 2024, of which US$32.4m currently remains outstanding;
“Calhoun Fee” means the fee payable in respect of the Calhoun Guarantees in accordance with the terms set out in Schedule 5;
“Calhoun Guarantees” means the guarantees of BP p.l.c. and BP Amoco Chemical Company Inc. dated 23 December 1998 and 1 December 2003 in respect of the Calhoun Bonds;
“Canadian LTAs” means any agreements entered into prior to the Separation Date between any of BP Canada Energy Company, BP Chemical Canada Sales Company and LAO Chemicals Holding Company or any other member of the BP Group, on the one hand, and Innovene Canada Company, Innovene Canada Holding Company or any member of the Innovene Group on the other hand, relating to the transfer of the Innovene Canada Partnership, Innovene Canada Company or Innovene Canada Holding Company, or any interest in any Innovene Group Businesses in Canada or its assets, in each case to the Innovene Group;
“Change of Control” means, in relation to a company (i) the Control of the company is acquired by a person (or persons acting in concert), whether by virtue of a merger, consolidation, a share sale, grant of options or otherwise; or (ii) the sale of all or substantially all of the assets of a company; or (iii) any merger, consolidation, share exchange or any other transaction where the total voting rights conferred by all the issued shares in the capital of that company prior to the transaction represent less than 50 per cent. of such rights following such transaction. For these purposes “persons acting in concert”, in relation to a company, are persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that company;
“Claim” means any claim, action, proceeding, investigation, demand, dispute, judgment or award which may be instituted, made, threatened or alleged against or otherwise involve any person;
“Claimant” means any Party who brings a Claim under this Agreement or any Reorganisation Agreement;
“Claim Recipient” means any Party against whom a Claim is made under this Agreement or any Reorganisation Agreement;
“Completion Date” means 1 April 2005;
“Control” means, in relation to a company, direct or indirect control (1) of the affairs of that company, or (2) over more than 50 per cent. of the total voting rights conferred by all the issued shares in the capital of that company which are ordinarily exercisable in general meeting or (3) of the composition of the main board of directors of the company;
“Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to the Reorganisation Agreements including (i) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision thereof, or as to whether this Agreement or any provision thereof is invalid, illegal or unenforceable

(whether initially or otherwise) or (ii) any dispute or Claim which is related or connected, in each case in any manner whatsoever, to the foregoing;
“Excluded Liability” means:
(i)	any Liability in relation to any business of any member of the BP Group or Innovene Group which, as at the Completion Date, had been discontinued; and

(ii)	any Liability arising under any agreement entered into by any member of the BP Group or Innovene Group (other than a Reorganisation Agreement) for the sale or other disposal of any other assets (other than in the ordinary course of business), business or company where such agreement was entered into prior to the Completion Date;
“Existing Guarantee” means any Guarantee entered into by a member of the BP Group prior to the Completion Date, including without limitation the Calhoun Guarantees, the Lease Guarantees, the ICX Guarantee, the Port of Houston Guarantee and any indemnity given by a member of the BP Group pursuant to clause 5.3(c) of the Option Exercise Deed dated 29 October 2004 between Solvay SA, BP International Limited and BP p.l.c.;
“Existing Guarantor” means the member of the BP Group who has entered into an Existing Guarantee;
“Fees” means the fees payable pursuant to Clause 4.3 and Clause 5.4 and “Fee” means any of them;
“Gelsenkirchen Naphtha Cracking Operations” means the naphtha cracking operations of ROG immediately prior to the Completion Date using the physical assets located at the Gelsenkirchen refinery, Germany, which assets shall remain with ROG following the Reorganisation;
“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction;
“Grangemouth Refining Business” means the crude oil refining operations of the BP Group immediately prior to the Completion Date using the physical assets located at the Grangemouth refinery and the Finnart oil terminal, Scotland;
“group” means the BP Group or the Innovene Group, as appropriate, unless the context requires otherwise;
“Guarantee” means any guarantee, indemnity, surety, covenant or letter of comfort, credit or support entered into by a member of the BP Group from time to time to the extent the same relates to any Innovene Group Business;
“Guarantor” means a member of the BP Group that enters into a Guarantee;
“Hobbs Fractionation Operations” means the fractionation operations of the BP Group immediately prior to the Completion Date using the physical assets located at the Hobbs plant, New Mexico, USA and the Seminole pipeline, Texas, USA;

“ICX Guarantee” means the Lease Guaranty dated September 25, 2002 given by BP Corporation North America Inc. relating to the Lease Agreement Number 1246 dated September 25, 2002 (as amended from time to time) between ICX Corporation and BP Amoco Chemical Company;
“Indemnified Party” means a person that is or may be entitled to an indemnity pursuant to this Agreement, a Reorganisation Agreement or an Interface Agreement;
“Indemnifying Party” means a person that is or may be liable to indemnify another person pursuant to this Agreement, a Reorganisation Agreement or an Interface Agreement;
“Innovene Group” means Innovene, Innovene America Holding Company LLC (formerly O&D America Holding Company LLC), Innovene USA LLC (formerly O&D USA LLC), the Innovene Canada Partnership (formerly the LAO Canada Chemicals Partnership), Euro Holdco, Innovene Manufacturing Belgium NV (formerly O&D Belgium NV), Innovene Solutions NV (formerly O&D Solutions NV), O&D Belgium HoldCo NV, Innovene Singapore Pte. Holdings Ltd (formerly O&D Trading Singapore Pte.Ltd), Innovene Korea Ltd (formerly O&D Korea Ltd) and Innovene Management (Shanghai) Company Limited (formerly BP O&D Management (Shanghai) Company Limited) together with their respective subsidiaries from time to time, or following the Separation Date, Innovene and its subsidiaries from time to time;
“Innovene Group Businesses” means:
(i)	the olefins and derivatives business conducted and carried on by the BP Group immediately prior to the Completion Date, comprising the Acrylic Acid Business, the Barex Business, the Butane Oxidation Business, the Nitrile Business, the Olefin Business, the Olefin Specialties and Derivatives Business (excluding the Pasadena Linear Alpha Olefins Operations), the Polyethylene Business, the Polymer Cracking Business, the Polypropylene Business, Specialty Catalyst Support Business, the Styrenic Business and the Solvents and Industrial Chemicals Business, but excluding the ROG operations; and

(ii)	the Hobbs Fractionation Operations, the Grangemouth Refining Business and the Lavéra Refining Business,
and shall include all activities relating to or in connection with the manufacture, production, use, sale or supply of any product produced by any such business, including all research and development activities relating to such products and/or the methods or processes of manufacture of such products;
“Innovene Leases” means the leveraged lease transactions set out in Annex A to Schedule 5; and
“Innovene Parties” means Innovene and Euro Holdco and the parties listed in Parts B and C of Schedule 1;
“Innovene Process Agent” has the meaning given to it in Clause 9.10.1;
“Interface Agreements” means those agreements, as amended from time to time, listed as such in Part B of Schedule 2;

“IPITSA” means the Intellectual Property and Information Technology Separation Agreement dated 31 March 2005 and between BP p.l.c. and certain members of the Innovene Group, as amended from time to time, and any supplementary agreement thereto, including the Supplementary Intellectual Property and Information Technology Separation Agreement dated on or about the date hereof between BP p.l.c. and O&D Trading Limited (now known as Innovene Europe Limited);
“Key Termsheets” means termsheets GM-HC-001 under the Grangemouth Hydrocarbons Sale and Purchase Agreement referred to in paragraph 9.14 of Part B of Schedule 2, and termsheet HB-HC-001 under the Hydrocarbons Sale and Purchase Agreement referred to in paragraph 3.24 of Part B of Schedule 2;
“Lavéra Refining Business” means the crude oil refining operations of the BP Group immediately prior to the Completion Date using the physical assets located at the Lavéra refinery, France;
“Lease Fee” means the fee payable in respect of the Lease Guarantees in accordance with the terms set out in Schedule 5;
“Lease Guarantees” means (i) the Guarantees given by BPCNA and BP Company North America Inc. in relation to the Innovene Leases and (ii) any letter of credit or other credit support provided or maintained by BPCNA or BP Company North America Inc. in relation to the Innovene Leases;
“Liabilities” means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether past (to the extent not fulfilled at the Completion Date), present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;
“Local Transfer Agreements” means those agreements, as amended from time to time, listed as such in Part A of Schedule 2;
“Losses” of any member of the BP Group or any member of the Innovene Group means any costs, damages, expenses, losses, fines, penalties and obligations, excluding Tax, suffered or incurred by such person in respect of any Claims or Liabilities, including all costs reasonably and properly incurred in investigating, preparing, disputing or defending, or providing evidence in connection with any Claim (whether or not the Relevant Member of the BP Group or of the Innovene Group is an actual or potential party to such Claim) or in mitigating any liability on its part;
“Master Tax Agreement” means the Rest of the World Master Tax Agreement between BP p.l.c., Innovene and Euro Holdco, and the US Master Tax Agreement between BP p.l.c., BP America Inc. and Innovene, in each case dated the date of this Agreement, and as amended from time to time;
“Münchmünster Olefins Operations” means the olefins operations of ROG, operated by BP Refining and Petrochemicals GmbH immediately prior to the Completion Date using the physical assets located at the Münchmünster site, Germany;
“New Common Terms Memorandum” means the new common terms memorandum to be entered into between the Parties and other members of their respective groups amending certain definitions in the Reorganisation Agreements and the Interface Agreements and dealing with certain other ancillary matters;
“New Guarantee” means any Guarantee entered into by a member of the BP Group on or after the Completion Date;
“New Guarantor” means a member of the BP Group that enters into a New Guarantee;
“Nitrile Business” means:
(i)	the manufacture and/or production of acrylonitrile and related co-products, acetonitrile, hydrogen cyanide, acrolein and oxazole by the reaction of propylene or propane, ammonia and oxygen in the presence of an ammoxidation catalyst;

(ii)	the sale and/or supply of such acrylonitrile and co-products;

(iii)	the manufacture and/or production and sale and/or supply of catalyst used in the activities described in sub-paragraph (i) above; and

(iv)	the ammoxidation of methanol to hydrogen cyanide, the reaction of hydrogen cyanide with acetone to form acetonecyanohydrin, together with the sale and/or supply of such hydrogen cyanide and acetonecyanohydrin;
“Non-Exclusive Assets” has the meaning given to it in Clause 2.3.2;
“Notice” has the meaning given to it in Clause 9.8.1;
“Olefin Business” shall mean:
(i)	the manufacture and/or production of primarily ethylene and propylene and related co-products (hydrogen, acetylene, butadiene, cyclopentane, isoamylene, raffinate, benzene, pyrolysis gasoline and gasoil) and fuel gas by the steam or auto-thermal cracking of steams composed primarily of ethane, propane, butane, naphtha or mixtures thereof;

(ii)	the manufacture and/or production of propylene by metathesis or by the catalytic dehydrogenation of propane; and

(iii)	the sale and/or supply of the resulting ethylene, propylene and co-products, excluding the Gelsenkirchen Naphtha Cracking Operations and the Münchmünster Olefins Operations;
“Olefin Specialties and Derivatives Business” means:
(i)	the manufacture and/or production of viscous polybutene by the polymerization of isobutene and other butene isomers and their oligomers in the presence of a catalyst, the sale and/or supply of the resulting polybutene product, and the manufacture and/or production and sale and/or supply of catalyst used in such manufacture and/or production;

(ii)	the manufacture and/or production of C 4-30 linear olefins, including alpha-olefins, internal olefins and vinylidene olefins, by ethylene chain growth on aluminum alkyls or zinc alkyls with or without the use of a catalyst (“LAOs”), the sale and/or supply of such LAOs, and the manufacture and/or production and sale and/or supply of catalyst used in such manufacture and/or production;

(iii)	the trimerization and tetramerization of ethylene and co-trimerization of ethylene with higher linear alpha olefins, to manufacture and/or produce viscous low molecular weight olefins using a Cr-based catalyst, and the sale and/or supply thereof;

(iv)	the manufacture and/or production of polyalpha-olefins by oligomerization of LAOs and hydrogenation of the resulting oligomers (“PAOs”), and the sale and/or supply of such PAOs;

(v)	the isomerisation and metathesis of LAOs and the sale and/or supply thereof; and

(vi)	the hydrogenation of polybutenes and the sale and/or supply thereof;
“Original Transferor” has the meaning given to it in Clause 2.4;
“Pasadena Linear Alpha Olefin Operations” means the linear alpha olefin operations of the BP Group immediately prior to the Completion Date using the physical assets located at the Pasadena facility, Texas, which assets shall remain with BP Group following the Reorganisation;
“Polyethylene Business” means the manufacture and/or production of homopolymers of ethylene and copolymers of ethylene containing one or more comonomers (“Polyethylene”), sale and/or supply of the resulting Polyethylene product and the manufacture and/or production and sale and/or supply of catalyst used or useful in such Polyethylene manufacture/production;
“Polymer Cracking Business” means:
(i)	the manufacture and/or production of ethylene or propylene and other co-products by passing a feed comprising at least 25-weight percent waste polymer into a fluid-bed cracking zone wherein the polymer is substantially cracked in the absence of catalyst into smaller molecular fragments; and

(ii)	the sale and/or supply of recovered products;
“Polypropylene Business” means the manufacture and/or production of homopolymers of propylene and copolymers of propylene with one or more comonomer in the presence of a catalyst (“Polypropylene”), the sale and/or supply of the resulting Polypropylene product and the manufacture and/or production and sale and/or supply of catalyst used or useful in such Polypropylene manufacture/production;
“Port of Houston Guarantee” means the Performance Guaranty dated as of January 24, 2005 given by BP Corporation North America Inc. in relation to the Lease Agreement between Port of Houston Authority of Harris County, Texas (“PHA”) and BP Solvay Polyethylene North America (“AJV”), as assignee of Solvay Polymers, Inc., dated October 24, 1996 (as amended from time to time), and the Consent Agreement between and among PHA, AJV and O&D Polyethylene North America LLC (now known as Innovene Polyethylene Holding Company LLC) dated January 24, 2005;

“Reasonable and Prudent Operator” means a person in good faith seeking to perform its contractual obligations and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator operating in material compliance with Applicable Law engaged in the same type of undertaking, in the same industry, and under the same or similar circumstances and conditions, and any reference to the standard of a Reasonable and Prudent Operator herein shall be a reference to such degree of skill, diligence, prudence and foresight as aforesaid;
“Relevant Asset” means an asset which is used by a party to an Interface Agreement in connection with the provision or receipt of a service, hydrocarbon stream or utility under such Interface Agreement, where the use of such Relevant Asset is reasonably necessary to enable provision or receipt (as appropriate) of such service, hydrocarbon stream, utility or complex infrastructure right, provided that an asset shall not be considered a Relevant Asset if and to the extent that the relevant party or any member of its group owns, leases or has contractual access to a Substitute Asset and the relevant party undertakes to use such Substitute Asset for the provision or receipt (as appropriate) of the relevant service, hydrocarbon stream, utility or complex infrastructure right on terms reasonably satisfactory to the other party to the Interface Agreement (in which case, such Substitute Asset shall be considered a Relevant Asset);
“Relevant BP Assets” has the meaning given to it in Clause 2.4;
“Relevant Employees” means those employees who were, immediately before Completion, employed by a member of the BP Group and who are, immediately after Completion, employed by a member of the Innovene Group;
“Relevant Innovene Assets” has the meaning given to it in Clause 2.3.1;
“Relevant Interface Agreement” means each Interface Agreement which is a hydrocarbons sale and purchase agreement, a utilities or services framework interface agreement,a complex infrastructure agreement or a site cooperation agreement, being those Interface Agreements set out in paragraphs 1.1, 1.2, 3.3, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.19, 3.20, 3.21, 3.22, 3.23, 3.24, 3.25, 3.27, 3.28, 3.29, 3.30, 3.31, 3.32, 5.6, 5.7, 5.8, 5.9, 7.4, 8.5, 9.10, 9.11, 9.12, 9.13, 9.14, 9.17, 9.19 and 9.20 of Part B of Schedule 2;
“Relevant Member” means:
(i)	to the extent that a Liability or Loss relates to or affects shares, businesses or assets which are transferred under a Reorganisation Agreement, the member of the BP Group or the member of the Innovene Group (as the case may be) which is the transferor or the transferee of the relevant shares, businesses or assets under that Reorganisation Agreement;

(ii)	to the extent that the Liability or Loss does not relate to or affect shares, businesses or assets which are transferred under a Reorganisation Agreement, (a) for the group which is liable to pay for the Liability or Loss, the member of the group which has caused the Liability or Loss to arise, and (b) for the group which is entitled to receive payment, the member of the group which has suffered the Liability or Loss;

(iii)	to the extent that:
(a)	the member of the BP Group or the member of the Innovene Group (as the case may be) which is designated as the Relevant Member in sub-paragraph (i) or (ii) above has not satisfied its obligations; or

(b)	a Relevant Member has not been designated under sub-paragraph (i) or (ii) above, the Relevant Member shall be BP p.l.c. in respect of the BP Group and Innovene and Euro Holdco in respect of the Innovene Group, or such other entity as may be agreed between the parties;
“Reorganisation” has the meaning given to it in Recital (A);
“Reorganisation Agreements” means the agreements, as amended from time to time, listed in Part A of Schedule 2, all documents entered into on or about 31 March 2005 or to be entered into on or about the date hereof pursuant to any such agreement in order to effect the transactions contemplated by such agreement, and all Additional Grangemouth Arrangements;
“Retirement Benefit Arrangements” means the benefits, schemes or arrangements in respect of Relevant Employees (other than state or mandatory, social security arrangements or mandatory collective bargaining arrangements), operated by the BP Group or in which the BP Parties participate that are in force at the Completion Date and which provide benefits on retirement, ill-health or injury, death or voluntary withdrawal from or involuntary termination of employment (including termination indemnity payments), life assurance arrangements, accidental death and post-retirement medical benefits;
“ROG” means Ruhr-Oel GmbH, a joint venture company owned as to 50 per cent. by Petroleos de Venezuela S.A. and as to 50 per cent. by Deutsche BP AG;
“Secondment Agreement” means an agreement entered into between a member or members of the BP Group and a member or members of the Innovene Group on or about 31 March 2005 pursuant to which an employee or employees of one group is or are seconded to the other;
“Separation Date” means any date on which Innovene ceases to be a wholly-owned subsidiary of BP p.l.c.;
“Solvents and Industrial Chemicals Business” means:
(i)	the manufacture and/or production of ethanol by the hydration of ethylene, or by the fermentation of molasses and the separation and purification of resulting ethanol (as developed by BP Group at its Hull, UK facilities) and the sale and/or supply of such ethanol;

(ii)	the manufacture and/or production of ethylene oxide by the epoxidation of ethylene, and the manufacture and/or production of ethylene glycols, ethylene glycol ethers and ethylene amines by the reaction of ethylene oxide with water, ammonia or alcohols, and the sale and/or supply of such ethylene oxide, ethylene glycols, ethylene glycol ethers and ethylene amines;

(iii)	the manufacture and/or production of propylene oxide by the epoxidation of propylene, and the manufacture and/or production of propylene glycols and propylene glycol ethers by the reaction of propylene oxide with water or alcohols, and the sale and/or supply of such propylene oxide, propylene glycols and propylene glycol ethers;

(iv)	the manufacture and/or production of esters by the reaction of ethylene glycol ethers or propylene glycol ethers with carboxylic acids, or by a transesterification reaction, and the sale and/or supply of such esters;

(v)	the manufacture and/or production of C8 to C20 isobutylene oligomers by the selective extraction of isobutylene from raffinate from Olefin Business crackers, followed by the oligomerization of recovered isobutylene into C8, C12, C16 and C20 products, and the sale and/or supply of such products; and

(vi)	the manufacture and/or production of butanol by hydroformylation of propylene, and the sale and/or supply of such butanol;
“Specialty Catalyst Support Business” means:
(i)	the manufacture and/or production of microspheroidal silica-based fluid bed catalyst supports for catalysts used for acrylonitrile or vinyl acetate monomer (VAM) manufacture; and

(ii)	the sale and/or supply of such supports;
“Styrenic Business” means:
(i)	the manufacture and/or production of chemical grade ethyl benzene by the reaction of benzene and ethylene in the presence of a catalyst, and the use and/or sale and/or supply of such ethyl benzene product and toluene co-product;

(ii)	the manufacture and/or production of styrene by the dehydrogenation of ethyl benzene in the presence of a catalyst, and the use and/or sale and/or supply of such styrene product and polyalkylated benzene co-product;

(iii)	the manufacture and/or production of polystyrene and expandable polystyrene by the polymerization of styrene, and the sale and/or supply of the resulting product; and

(iv)	the manufacture and/or production of chemical grade cumene by the reaction of benzene and propylene in the presence of a catalyst, and the sale and/or supply of such product;
“Substitute Asset”, in relation to any asset, means any other asset capable of performing substantially the same function in relation to a service, hydrocarbon stream or utility, taking into account the asset’s physical capabilities, location and existing uses, the duration and nature of the lease or contract pursuant to which the relevant party to an Interface Agreement (or member of its group) has access (where applicable), and the relevant party’s ability to control the use to which such asset is put;
“Surviving Parties” means the Parties other than BPCECIL;

“Taxation” or “Tax” means all forms of taxation (other than deferred tax), statutory, governmental, state, provincial, federal, local governmental or municipal impositions, duties, contributions and levies whether levied by reference to income, profits, gains, asset values, turnover, added value or other reference, including, without limitation, social security contributions and any other payroll taxes, VAT and Transfer Taxes, and shall further include payments in respect of or on account of Tax (which, for the avoidance of doubt, shall not include any contractual liabilities to unrelated third parties), in each case wherever and whenever imposed (whether imposed by way of withholding or deduction for or on account of tax or otherwise) and whether chargeable directly or primarily against or attributable directly or primarily against the person in question or otherwise and all penalties and interest relating thereto;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Transfer Taxes” means, without limitation, all taxes relating to (i) the transfer of shares and (ii) the transfer of assets of any kind, including stamp duty, stamp duty reserve tax, stamp duty land tax, real estate transfer tax, registration fees and taxes and capital duties whenever and wherever imposed and all penalties, surcharges, charges, costs and interest relating thereto but excluding any charge to capital gains or income tax and, for the avoidance of doubt, “Transfer Taxes” shall include all taxes payable in relation to any deemed transfer of assets as the result of a sale of shares other than any charge to capital gains or income tax and shall not include VAT; and
“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) Directive 77/388/EEC and outside the European Union any Taxation levied by any jurisdiction by reference to added value or sales.
1.2	Headings

Headings shall be ignored in construing this Agreement.

1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:
1.4.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.
1.5	References to subsidiaries

A company is a “subsidiary” of another company if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4	has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.
1.6	Schedules etc.

References to this Agreement shall include any Schedules and Recitals to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs, Parts and Annexes are to paragraphs, Parts and Annexes of the Schedules, and references to paragraphs within a Schedule are to paragraphs of that Schedule (unless otherwise expressly stated).

1.7	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8	Interpretation

In this Agreement, unless the context otherwise requires, any reference to “including” or “in particular” shall be illustrative only and without limitation.
2	Assurance in relation to Reorganisation
2.1	Background
2.1.1	The Reorganisation Agreements are being entered into by the parties thereto for the purposes of effecting a reorganisation of the Innovene Group Businesses. Such agreements provide, inter alia, for the transfer of certain assets and liabilities, the exclusion of certain assets and liabilities and the giving of certain indemnities in relation thereto, as more particularly described in the Reorganisation Agreements.

2.1.2	The Interface Agreements are being entered into by the parties thereto for the purposes of, inter alia, establishing new contractual arrangements between the BP Group and the Innovene Group as from the Completion Date and allocating risks between the two groups in relation thereto, as more particularly described in the Interface Agreements.
2.2	Purpose of Clause 2 of this Agreement

The purpose of this Clause 2 is:
2.2.1	to establish the basis for dealing with any assets or liabilities that are not expressly dealt with by the Reorganisation Agreements, including liabilities arising from the conduct of the BP Group Businesses and the Innovene Group Businesses after the Completion Date. It is not the purpose of this Clause 2 to provide an alternative basis for dealing with matters that have already been dealt with by the Reorganisation Agreements or the Interface Agreements. Accordingly, (i) where a Reorganisation Agreement or Interface Agreement determines whether an asset or liability should or should not transfer from one Party to another or sets out the respective rights and obligations of the Parties in relation to a matter or otherwise deals with any matter, such agreement shall be conclusive in relation thereto and shall not be subject to challenge on the basis that it is inconsistent with the terms of this Clause 2 and (ii) the Reorganisation Agreements and the Interface Agreements shall prevail in the event of any inconsistency between them and this Clause 2; and

2.2.2	to deal with certain other matters that are of general application to the Reorganisation, the Reorganisation Agreements or the Interface Agreements.
2.3	Failure to Transfer
2.3.1	If any bodies corporate, businesses, undertakings or other assets used exclusively in relation to the Innovene Group Businesses are inadvertently not acquired, directly or indirectly, by the Innovene Group pursuant to the Reorganisation Agreements or otherwise dealt with by the Reorganisation Agreements, the Interface Agreements or another arrangement between a member of the Innovene Group and a member of the BP Group, but should properly have been acquired or otherwise dealt with as part of the Reorganisation, having regard to all the circumstances (the “Relevant Innovene Assets”), then BP p.l.c. shall, as soon as practicable, upon becoming aware of the same, give notice to Innovene of the same and shall procure, at the cost of the Relevant Member of the BP Group, that either:
(i)	the Relevant Innovene Asset and any related Liability or Claim (to the extent so related) shall be transferred to the Relevant Member of the Innovene Group as soon as reasonably practicable, subject to any third party consents (which the BP Parties and the Innovene Parties shall use reasonable endeavours to obtain), or

(ii)	such asset is dealt with in the same way as other similar assets are dealt with by the Reorganisation Agreements.
2.3.2	If any bodies corporate, businesses, undertakings or other assets used on a non-exclusive basis in relation to the Innovene Group Businesses are inadvertently not dealt with by the Reorganisation Agreements, the Interface Agreements or another arrangement between a member of the Innovene Group and a member of the BP Group, but should properly have been dealt with as part of the Reorganisation, having regard to all the circumstances, (the “Non-Exclusive Assets”) then BP p.l.c. shall, as soon as practicable, upon becoming aware of the same, give notice to Innovene of the same and the Relevant Member of the BP Group and the Relevant Member of the Innovene Group shall use all their reasonable endeavours to agree, on a good faith basis, on such solution as may be appropriate in all the circumstances, which may be or include a method to allow the Relevant Member of the Innovene Group to use the Non-Exclusive Assets.

2.3.3	As from the Completion Date until the time of such transfer or until such other arrangements are put in place, the Relevant Member of the BP Group shall hold the Relevant Innovene Asset on trust for the benefit of the Relevant Member of the Innovene Group and shall account to it accordingly. The Relevant Member of the Innovene Group shall indemnify the Relevant Member of the BP Group against any Losses (including any Taxation) incurred by the Relevant Member of the BP Group in acting as trustee of the Relevant Innovene Asset or properly carrying out its functions in connection therewith. The consideration for any transfer of the Relevant Innovene Asset shall be determined on the same basis as would have been the case had the Relevant Innovene Asset been transferred at the same time as the other assets the subject of the Reorganisation Agreements or, if there are no comparable assets, then at market value at the time of the transfer. The terms of transfer of the Relevant Innovene Assets and any related Liability or Claim shall be the same as for the other assets and liabilities transferred pursuant to the Reorganisation and the relevant Parties shall enter into such agreements as are necessary to effect the same.
2.4	Incorrect Transfer
2.4.1	If any bodies corporate, businesses, undertakings, activities or other assets not used exclusively in relation to the Innovene Group Businesses are inadvertently acquired, directly or indirectly, by the Innovene Group pursuant to the Reorganisation, but should not properly have been so acquired, having regard to all the circumstances (the “Relevant BP Assets”), then Innovene shall, as soon as practicable, upon becoming aware of the same, give notice to BP p.l.c. of the same and shall procure, at the cost of the Relevant Member of the BP Group, that the Relevant BP Asset and any related Liability or Claim (to the extent so related) shall be retransferred to the original transferor under the relevant Reorganisation Agreement (the “Original Transferor”) as soon as reasonably practicable, subject to any third party consents (which the BP Parties and the Innovene Parties shall use reasonable endeavours to obtain). As from the Completion Date until the time of such retransfer, the Relevant Member of the Innovene Group shall hold the Relevant BP Asset on trust for the benefit of the Original Transferor and shall account to it accordingly. The Original Transferor shall indemnify the Relevant Member of the Innovene Group against any Losses (including any Taxation) incurred by the Relevant Member of the Innovene Group in acting as trustee of the Relevant BP Asset or properly carrying out its functions in connection therewith and in retransferring such Relevant BP Asset. Where the Original Transferor is no longer in existence, the Relevant BP Asset shall be transferred to such member of the BP Group as shall be nominated by BP p.l.c., and BP p.l.c. shall be the Indemnifying Party. The consideration for the retransfer of the Relevant BP Asset shall be the same as the consideration payable by the Innovene Group in relation to the original transfer. The terms of retransfer of the Relevant BP Assets and any related Liability or Claim shall be the same as the terms on which it was originally transferred to the Innovene Group pursuant to the Reorganisation and the relevant parties shall enter into such agreements as are necessary to effect the same.
2.4.2	Where such Relevant BP Assets are used on a non-exclusive basis by a Innovene Group Business, the Relevant Member of the BP Group and the Relevant Member of the Innovene Group shall use all reasonable endeavours to agree, on a good faith basis, on such solution as may be appropriate in all the circumstances, which may be or include a method to allow the Relevant Member of the Innovene Group to use such Relevant BP Assets.
2.5	Indemnities
2.5.1	Subject to Clause 2.5.3, the BP Parties undertake to the Innovene Parties (for themselves and on behalf of the other members of the Innovene Group) to indemnify the members of the Innovene Group against any Loss which is incurred or owing in connection with any of the BP Group Businesses as carried on at any time up to the Completion Date, whether such Loss relates to the period prior to, on or after the Completion Date.

2.5.2	Subject to Clause 2.5.3, the Innovene Parties undertake to the BP Parties (for themselves and on behalf of the other members of the BP Group) to indemnify the members of the BP Group against any Loss, other than in relation to an Excluded Liability, which is incurred or owing in connection with any of the Innovene Group Businesses, whether such Losses relate to the period prior to, on or after the Completion Date.

2.5.3	Clauses 2.5.1 and 2.5.2 shall not apply in relation to any Losses incurred in relation to;
(i)	Taxation;

(ii)	any Retirement Benefit Arrangements;

(iii)	any Losses in relation to health, safety and environmental Liabilities; or

(iv)	any other Losses apportioned (including by way of any caps or other limitations) under or any Losses incurred as a result of a breach of the Reorganisation Agreements, the Interface Agreements or any contract entered into after the Completion Date between any member of the BP Group and any member of the Innovene Group.
2.5.4	Each Party gives or receives (as the case may be) the indemnity referred to in Clauses 2.5.1 and 2.5.2 only to the extent that it is the Relevant Member in relation to the relevant Losses.
2.6	Co-operation

The Parties undertake to co-operate in good faith following the Completion Date to ensure that they and their respective groups do such acts and things as may reasonably be necessary for the purpose of giving to each group the full benefit of all relevant provisions of this Agreement, the Reorganisation Agreements and the Interface Agreements.

2.7	Performance of Obligations
2.7.1	BP p.l.c. shall procure the due performance of the obligations of the members of the BP Group under this Agreement, the Reorganisation Agreements and the Interface Agreements.

2.7.2	Innovene and Euro Holdco shall procure the due performance of the obligations of the members of the Innovene Group under this Agreement, the Reorganisation Agreements and the Interface Agreements.
2.8	Third Party Execution

The Parties shall use all reasonable endeavours following the Completion Date to procure that (and to procure that the members of their respective groups use all reasonable endeavours to procure that) any necessary third party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving to the BP Group or the Innovene Group, as the case may be, the full benefit of all relevant provisions of this Agreement, the Reorganisation Agreements and the Interface Agreements.
3	Limitations, Conduct of Claims and other Issues
3.1	Schedule 3

Subject to Clauses 3.2 and 3.3, the provisions of Schedule 3 shall apply in relation to this Agreement and the Reorganisation Agreements.

3.2	Taxation

The provisions of Schedule 3 shall not apply in relation to Taxation.

3.3	RBAs and HSE

The provisions of Schedule 3 shall not apply in relation to Retirement Benefit Arrangements or Losses in relation to health, safety and environmental Liabilities, to the extent they are inconsistent with other provisions made specifically in relation to such matters from time to time.
4	Existing Guarantees
4.1	Novation of Existing Guarantees

Save as provided in Clause 4.3 or as otherwise agreed between the relevant Parties, the Innovene Parties shall use their best endeavours to novate all Existing Guarantees to member(s) of the Innovene Group or to otherwise procure the release of such Existing Guarantees, in each case as soon as reasonably practicable. The terms of such novations shall include the assumption by the relevant member(s) of the Innovene Group of all obligations of the Existing Guarantors under such Existing Guarantees and an indemnity in favour of the Existing Guarantors in respect of those obligations.

4.2	Indemnity in relation to Existing Guarantees

The Innovene Parties jointly undertake to the BP Parties (for themselves and on behalf of the Guarantors) to indemnify such Guarantors against all Losses incurred by them under any Existing Guarantees, whether such Losses relate to the period prior to, on or after the Completion Date.

4.3	Specific Existing Guarantees

Clause 4.1 shall not apply to the Lease Guarantees and the Existing Guarantors in respect of these Lease Guarantees shall, with the benefit of Clause 4.2, remain parties to such Lease Guarantees for so long as they receive the Lease Fee. If there is any failure to pay such Lease Fees in accordance with the terms set out in Schedule 5, then Clause 4.1 shall apply to the relevant Lease Guarantee as from the date of such failure.

4.4	Restrictions during life of Existing Guarantees
4.4.1	The Innovene Parties undertake that they shall not assign, novate, transfer or otherwise dispose of any obligation guaranteed by an Existing Guarantee, until the relevant Existing Guarantee has been novated or otherwise transferred or terminated.

4.4.2	Notwithstanding Clause 4.4.1, any member of the Innovene Group may assign, novate or transfer any obligation guaranteed by an Existing Guarantee to any other member of the Innovene Group, provided that such obligation shall be re-transferred to a member of the Innovene Group prior to the transferee ceasing to be a member of the Innovene Group while the related Existing Guarantee remains in force.
4.5	Guarantor actions
4.5.1	The Existing Guarantors undertake that, in respect of any actions (other than those covered in Clause 4.4) which the Innovene Parties may wish to take in relation to obligations guaranteed by an Existing Guarantee, they will not unreasonably withhold their consent where such consent is required.

4.5.2	Where an Existing Guarantor is required to provide financial or other information to a third party pursuant to the terms of an Existing Guarantee, BP p.l.c. shall procure that such Existing Guarantor fulfils such obligations in accordance with such terms for so long as the Existing Guarantee subsists.
4.6	Fees for Existing Guarantees

Innovene shall pay Fees in relation to all Existing Guarantees in accordance with the provisions of Schedule 5.

5	New Guarantees
5.1	General provision as to New Guarantees

The BP Group shall not be obliged to enter into any New Guarantees and the Innovene Parties shall use their best endeavours to ensure no third party requires any member of the BP Group to enter into any New Guarantees.

5.2	Provision of New Guarantees

If any member of the BP Group agrees to enter into any New Guarantee, it shall be on an interim basis, subject to Clause 5.4 (unless Innovene and the New Guarantor agree any different fee in relation to such New Guarantee), and the Innovene Parties shall use their best endeavours to novate such New Guarantee to member(s) of the Innovene Group or to otherwise procure the release of such New Guarantee, in each case as soon as reasonably practicable. The terms of such novation shall include the assumption by the relevant member(s) of the Innovene Group of all obligations of the New Guarantor under such New Guarantee and an indemnity in favour of the New Guarantor in respect of those obligations. Clause 4.4 shall apply to each New Guarantee mutatis mutandis for the duration of such New Guarantee.

5.3	Indemnity in relation to New Guarantees

The Innovene Parties undertake to the New Guarantors and to the BP Parties (for themselves and as trustees for the New Guarantors) to indemnify such New Guarantors against all Losses incurred by them under any New Guarantees, whether such Losses relate to the period prior to, on or after the Completion Date.

5.4	Guarantee Fees for New Guarantees
5.4.1	Unless the relevant Parties otherwise agree, Innovene shall pay Fees in respect of any New Guarantee in accordance with this Clause 5.4.

5.4.2	The New Guarantor shall calculate the Fees in its absolute discretion but in good faith and in a commercially reasonable manner, according to the provisions set out in this Clause 5.4.

5.4.3	Innovene, or such other member of the Innovene Group as the New Guarantor may agree, shall pay all Fees in US Dollars annually in advance, within 30 calendar days of the invoice being posted by the New Guarantor.

5.4.4	All Guarantee Rates shall be rounded up to the nearest basis point, and all Fees shall be rounded up to the nearest whole US Dollar amount.

5.4.5	The applicable Fee to take effect as from and including each Fee Reset Date shall be an amount in US Dollars calculated on the basis of the following formula:

Fee = Guarantee Rate x Outstanding Principal

Where:

“Fee Reset Date” means the second calendar day of each year that the New Guarantor (or any other member of the BP Group) remains guarantor under a New Guarantee;

“Guarantee Rate” means:
(i)	in respect of the calendar year 2005 (if applicable), 0.50 per cent;

(ii)	in respect of each Fee Reset Date thereafter, a rate (expressed as a percentage) determined by the New Guarantor in its absolute discretion based on the then current rating assigned by S&P to Innovene. The Guarantee Rate to take effect shall be the average credit spread rate during the period from 1 January to 31 December of the preceding calendar year and calculated as the difference between the average absolute composite yields of 10-year securities issued by an issuer falling within the same S&P rating band (as set out below) as BP p.l.c. (on the one hand) and Innovene (on the other), by reference to Bloomberg Fair Market Curves for US Industrial Indices as shown on Bloomberg page FMC or, if such page is replaced by a successor page by the same service provider, that successor page. If the relevant page ceases to be published, then the New Guarantor may use such other page or source for the relevant rate, or that approximates that rate as closely as reasonably practicable, as it deems fit provided that such determinations are made in good faith and in a commercially reasonable manner;

Rating Bands	AAA- to	AA- to	A- to	BBB- to	BB- to	B+ &
	AAA+	AA+	A+	BBB+	BB+	below
(iii)	the Guarantee Rate shall never be less than 0.40 per cent.
“Outstanding Principal” means the total aggregate principal amount outstanding under the New Guarantee on the calendar day immediately preceding the Fee Reset Date.
5.4.6	Where a New Guarantee is entered into other than on a Fee Reset Date, the Fee shall be payable pro rata for the period until the next Fee Reset Date, with the relevant period for the purposes of calculating the Guarantee Rate being the 12 month period preceding the date of the New Guarantee and the Outstanding Principal being calculated as at the date on which the New Guarantee comes into effect.

5.4.7	If a New Guarantee is terminated or novated to a member of the Innovene Group in its entirety, other than on a Fee Reset Date, the New Guarantor shall reimburse to Innovene (or the payer of the Fee in respect of that New Guarantee for the then current year, if different) such proportion of the Fee applicable to such New Guarantee as applies to the period from such termination or novation to the day preceding the day that would (but for such termination or novation) be the next Fee Reset Date.
6	Additional Provisions
6.1	Environmental matters

The provisions of Schedule 6 shall apply.

6.2	Assignment of Interface Agreements

Certain of the Parties, and certain other members of their respective groups, are parties to Interface Agreements which currently omit provisions governing the assignment of parties’ rights under such Interface Agreements which are to be contained in the New Common Terms Memorandum. The Parties shall use all reasonable endeavours to agree the form of the New Common Terms Memorandum as soon as practicable after the date of this Agreement and, subject to such agreement shall execute, and shall procure that other relevant members of their respective groups shall execute, the New Common Terms Memorandum and shall adhere, and shall procure that the relevant members of their respective groups adhere, to the restrictions on assignment set out therein.

6.3	Transfer of Interface Agreements by means of share sale
6.3.1	At any time when any Relevant Interface Agreement is still in force, neither BP nor Innovene shall, and each shall procure that no member of their respective groups shall, sell, transfer or dispose (directly or indirectly) of any subsidiary which is party to such Relevant Interface Agreement without the prior written consent of Innovene or BP (as appropriate), provided that no consent shall be required for the transfer by BP or Innovene or either of their respective groups of a subsidiary to another subsidiary of BP or Innovene (as appropriate).

6.3.2	If a Party (the “Transferor”) seeks consent from another Party (the “Other Party”) to a sale, transfer or disposal of a subsidiary referred to in Clause 6.3.1, where there are no Relevant Assets, or where all Relevant Assets or the subsidiary’s rights thereto are being transferred as part of the same transaction, then the Other Party shall only be entitled to withhold consent if, in the Other Party’s reasonable opinion, the relevant subsidiary, in the light of the identity of the acquirer of such subsidiary, will either fail to meet the standard of a Reasonable and Prudent Operator, or will not have Sufficient Financial Standing as defined in Clause 6.3.4. The Other Party shall give notice to the Transferor of its consent or its refusal of consent as soon as practicable following receipt of the request, but in any event not later than 60 days following such receipt, failing which, such consent shall be deemed to have been granted.

6.3.3	In relation to any Key Termsheet, simultaneously with giving its consent to the proposed transfer pursuant to Clause 6.3.2, where the Other Party is a member of the BP Group, the Other Party (on behalf of the member or members of the BP Group party to the relevant Key Termsheet or Key Termsheets (the “Counterparty”)) or the Counterparty may give notice to terminate that termsheet on expiry of the Termination Notice Period (as defined in such termsheet), subject to the transfer occurring, and irrespective of any Initial Term (as defined in such termsheet) or other restriction on giving notice or terminating a termsheet prior to any date still outstanding.

6.3.4	In this Clause 6.3, “Sufficient Financial Standing” means the ability to perform all the obligations of the relevant subsidiary under all outstanding Interface Agreements to which the relevant subsidiary is party. In reaching an opinion of the financial standing of the subsidiary in the light of the identity of the acquirer of such subsidiary, the Other Party shall be entitled to take into account such matters as it may consider appropriate, including the period remaining under Interface Agreements until they can be terminated by the Other Party in accordance with their terms, the net assets of the proposed acquirer, the working capital and cashflow position of the proposed acquirer, and the effect of the proposed transaction and any other related transaction on the ability of the subsidiary to perform the relevant obligations.
6.4	Change of control of Innovene
6.4.1	Notice of Change of Control

If, following the Separation Date but prior to the termination of all Key Termsheets, there is a Change of Control of Innovene, other than a Change of Control occurring on the disposal by BP p.l.c. (or any of its Affiliates) of its Control of Innovene, subject to compliance with Applicable Law, Innovene shall serve notice to BP p.l.c. within ten Business Days of such Change of Control giving reasonable details of the Change of Control and, so far as practicable, the identity of the new person or persons Controlling Innovene.

6.4.2	Option to terminate Key Termsheets

Following such Change of Control, either BP p.l.c. (on behalf of the member or members of the BP Group party to the relevant Key Termsheet or Key Termsheets (the “Counterparty”)) or the Counterparty may, prior to or within three months after the notice referred to above, give notice to terminate any or all of the Key Termsheets still in effect, on the Termination Notice Period specified in the relevant Termsheet, irrespective of any Initial Term or other restriction on giving notice or terminating a Termsheet prior to any date still outstanding.

6.4.3	Incorporation into Key Termsheets

The Parties agree that they shall, and shall procure that the relevant members of their respective groups shall, treat the Interface Agreements which incorporate Key Termsheets as including the provisions of Clauses 6.3.3, 6.4.1 and 6.4.2 as if they were set out in full therein.
7	Retirement Benefit Arrangements

The provisions of Schedule 4 shall apply.

8	Tax Matters

The provisions of the Master Tax Agreement shall, unless otherwise expressly stated, apply in relation to Taxation.

9	Other Provisions

9.1	Whole Agreement
9.1.1	This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

9.1.2	Each of the Parties acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

9.1.3	So far as is permitted by law and except in the case of fraud, each of the Parties agrees and acknowledges that its only right and remedy in relation to any matter which is the subject of any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.1.4	In Clauses 9.1.1 to 9.1.3, “this Agreement” includes the Reorganisation Agreements and the Interface Agreements.
9.2	Reasonableness

Each of the Parties agrees that the provisions of this Agreement and the Reorganisation Agreements are fair and reasonable.

9.3	Successors and Assigns

This Agreement and the other Reorganisation Agreements are personal to the Parties. Accordingly, no member of the BP Group may, without the prior written consent of Innovene or Euro Holdco, assign the benefit of all or any of its obligations under this Agreement or any other Reorganisation Agreement, and no member of the Innovene Group may, without the prior written consent of BP p.l.c., assign the benefit of all or any of its obligations under this Agreement or any other Reorganisation Agreement.

9.4	Variation etc.

Any variation of this Agreement shall be effected in writing and shall be signed by or on behalf of each of BP p.l.c., on behalf of the BP Parties, and Euro Holdco and Innovene, on behalf of the Innovene Parties.

9.5	Invalidity
9.5.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

9.5.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.5.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 9.5.1, not be affected.
9.6	Third Party Rights
9.6.1	A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms.

9.6.2	A New Guarantor may enforce and rely on Clause 5 and this Clause 9.6.2 to the same extent as if it were a party to this Agreement. This Agreement may be terminated, and any term of this Agreement may be amended or waived, without the consent of any New Guarantor who is not a Party.
9.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all the counterparts shall together constitute one and the same instrument provided that this Agreement shall only take effect upon all of the Parties having entered into this Agreement and shall be deemed to take effect upon the last Party entering into this Agreement.

9.8	Notices
9.8.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	in writing in English; and

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.
9.8.2	A Notice to a BP Party shall be sent to BP p.l.c. at the following address, or such other person or address as BP p.l.c. may notify to Innovene from time to time:

BP p.l.c.

1 St James’s Square
London, SW1Y 4PD
UNITED KINGDOM

Attention: General Counsel, BP Legal
9.8.3	A Notice to a Innovene Party shall be sent to Innovene at the following address, or such other person or address as Innovene may notify to BP p.l.c. from time to time:

Innovene LLC

200 East Randolph Drive
Chicago, ILLINOIS
USA 60601

Attention: General Counsel, Legal Department

9.8.4	All notices and other communications given in accordance with this Agreement are effective as follows:
(i)	if delivered by hand or courier, at the time of delivery; or

(ii)	if sent by facsimile, at the expiration of two hours after completion of transmission, provided that if a notice or other communication would become effective under the above provisions after 5.30 pm on any Business Day, then it shall be deemed instead to become effective at 9.30 am on the next Business Day.

9.8.5	References in this Clause to time are to local time in the country of the addressee.

9.8.6	Subject to the foregoing provisions of this Clause 9.8, in proving such service it shall be sufficient to prove that the envelope containing such notice or other communication was properly addressed and delivered by hand or by courier to the relevant address pursuant to the above provisions or that the facsimile transmission report (call back verification) states that the communication was properly sent.
9.9	Governing Law and Submission to Jurisdiction
9.9.1	This Agreement shall be governed by and construed in accordance with the laws of England.

9.9.2	All Disputes shall be referred to and finally resolved by arbitration at the written request of any Party under the rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this Clause 9.9.

9.9.3	The Parties agree that:
(i)	the number of arbitrators shall be one;

(ii)	the place of the arbitration shall be London; and

(iii)	the language to be used in the arbitration proceedings shall be English.
9.9.4	In relation to any Dispute which, in the reasonable opinion of the first arbitrator to be appointed in any of the Disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitrator shall have the power to order that the proceedings to resolve that Dispute shall be consolidated with those to resolve any of the other Disputes (whether or not proceedings to resolve those other Disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If the arbitrator so orders, the parties to each Dispute which is a subject of such order shall be treated as having consented to that Dispute being finally decided:
(i)	by the arbitrator who ordered the consolidation, unless the London Court of International Arbitration decides that he would not be suitable or impartial; and

(ii)	in London and in English, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of such agreement, ordered by the arbitrator in the consolidated proceedings.
9.9.5	Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clauses 9.9.2, 9.9.3 and 9.9.4, including if necessary the grant of interlocutory relief pending the outcome of that process.
9.10	Appointment of Process Agent
9.10.1	Each Innovene Party hereby irrevocably appoints Innovene Europe Limited of Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP (the “Innovene Process Agent”) as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement or any of the Reorganisation Agreements, service upon whom shall be deemed completed whether or not forwarded to or received by the relevant Innovene Party.

9.10.2	Each BP Party hereby irrevocably appoints BP International Limited of Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP (the “BP Process Agent”) as its agent to accept service of process in England in any legal action or proceedings arising out of this Agreement or any of the Reorganisation Agreements, service upon whom shall be deemed completed whether or not forwarded to or received by the relevant BP Party.

9.10.3	BP p.l.c. and Innovene agree to inform the other in writing of any change of address of any BP Party’s or any Innovene Party’s process agent, respectively, within 14 days of such change.

9.10.4	If the Innovene Process Agent or the BP Process Agent ceases to be able to act as a process agent or to have an address in England, BP p.l.c., on behalf of the BP Parties, or Innovene, on behalf of the Innovene Parties, as the case may be, irrevocably agrees to appoint a new process agent in England acceptable to the other and to deliver to Innovene or BP p.l.c., as the case may be, within 14 days a copy of a written acceptance of appointment by the process agent.

9.10.5	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other arbitration forum or court.
9.11	BPCECIL
9.11.1	The Surviving Parties release and discharge BPCECIL from the various covenants, undertakings and other obligations contained in the Master Reorganisation Agreement and the IPITSA which are enjoyed by the Surviving Parties, and from all claims and demands whatsoever arising out of or in respect of the Master Reorganisation Agreement or the IPITSA whether prior to, on or subsequent to the date of this Agreement.

9.11.2	BPCECIL releases and discharges the Surviving Parties from the various covenants, undertakings and other obligations contained in the Master Reorganisation Agreement and the IPITSA which are enjoyed by BPCECIL, and from all claims and demands whatsoever arising out of or in respect of the Master Reorganisation Agreement or the IPITSA whether prior to, on or subsequent to the date of this Agreement.

In witness whereof this Agreement has been duly executed.

Signed by		JENS BERTELSEN
for and on behalf of BP p.l.c.	}
(for itself and on behalf of the parties listed in Part A of Schedule 1)

Signed by		JEFFREY DURKIN
for and on behalf of Innovene LLC	}
(for itself and on behalf of the parties listed in Part B of Schedule 1)

Signed by		JEFFREY DURKIN
for and on behalf of Innovene European Holdings Limited	}
(for itself and on behalf of the parties listed in Part C of Schedule 1)

Signed by		JENS BERTELSEN
for and on behalf of BP Chemicals East China Investments Limited	}

Schedule 1
Additional Parties
Part A – BP Parties
1.	Amoco Olefins Corporation

2.	Amoco Pipeline Holding Company

3.	Amoco Research Operating Company

4.	ARCO Polypropylene Company

5.	BP (Switzerland)

6.	BP America Inc.

7.	BP Amoco Chemical Company

8.	BP Amoco Chemical Holding Company

9.	BP Asia Pacific (Malaysia) Sdn. Bhd

10.	BP Belgium NV

11.	BP Chembel NV

12.	BP Chemical Holdings AB

13.	BP Chemicals (Ireland) Limited

14.	BP Chemicals AB

15.	BP Chemicals AS (Denmark)

16.	BP Chemicals AS (Norway)

17.	BP Chemicals Limited

18.	BP Oil Hellenic SA

19.	Grangemouth Polypropylene Limited

20.	GrangeAp Limited

21.	GrangeFin Limited

22.	BP Chemicals Malaysia Sdn. Bhd.

23.	BP Company North America Inc.

24.	BP Continental Holdings Limited

25.	BP Corporation North America Inc.

26.	BP España SAU

27.	BP Polyethylene Iberia SLU

28.	BP Exploration Operating Company Limited

29.	BP France SA

30.	BP Gas Marketing Limited

31.	BP High Density Polyethylene SA

32.	BP International Limited

33.	BP International Services Limited

34.	BP Italia SpA

35.	BP Japan KK

36.	BP Oil International Limited

37.	BP Oil UK Limited

38.	BP Pipelines (North America) Inc.

39.	BP Polypropylene France SA

40.	BP Products North America Inc.

41.	BP Refining and Petrochemicals GmbH

42.	BP Trading Limited

43.	BP West Coast Products LLC

44.	Deutsche BP AG

45.	Grangemouth Polypropylene Partnership

46.	Kenilworth Oil Company Limited

47.	The Standard Oil Company, Ohio

48.	BP Canada Energy Company

49.	BP Chemical Canada Sales Company

50.	LAO Chemicals Holding Company
Part B – Innovene Parties
1.	Innovene Polypropylene LLC

2.	Chocolate Bayou Pipeline Holding Company

3.	Chocolate Bayou Pipeline LLC

4.	Innovene Canada Partnership

5.	Innovene Canada Company

6.	Innovene Canada Holding Company

7.	Innovene America Holding Company LLC

8.	Innovene Polyethylene Holding Company LLC

9.	Innovene USA LLC

10.	Innovene Singapore Pte. Ltd

11.	Innovene Korea Ltd

12.	Innovene Management (Shanghai) Company Limited
Part C – Euro Holdco Parties
1.	Innovene France SAS

2.	BP Chemicals Trelleborg AB

3.	Innovene Deutschland GmbH

4.	Innovene Manufacturing France SAS

5.	Innovene Manufacturing Scotland Limited

6.	Innovene Manufacturing Deutschland GmbH

7.	O&D Belgium Holdco NV

8.	Innovene Manufacturing Belgium NV

9.	Innovene Belgium NV

10.	Innovene Manufacturing Italia S.p.A

11.	Innovene Italia s.r.l

12.	Innovene Europe Limited

13.	Innovene Solutions NV

Schedule 2
Agreements
Part A
Reorganisation Agreements
Unless otherwise stated, all agreements listed in this Schedule are dated on or about 31 March 2005.
1	IPITSA and all ancillary documents, including the O&D Common Interest IP Agreements, Hobbs Fractionation Common Interest IP Agreement, Grangemouth/Lavéra Common Interest IP Agreements, Gelsenkirchen / Munchmunster Intellectual Property Assignment, Grangemouth Intellectual Property Assignment, Lavéra Intellectual Property Assignment, O&D Intellectual Property Assignment, Patent Assignments and Registered Mark Assignments, as such terms are defined in the IPITSA

2	Endorsement Agreement between BP p.l.c. and the members of the Innovene Group referred to therein

3	Supplementary IPITSA and all ancillary documents, including the Supplementary O&D Intellectual Property Assignment, Patent Assignments and Registered Mark Assignments (as defined in the Supplementary IPITSA)

4	Master Tax Agreement (dated 30 June 2005)

5	Secondment Agreements
Local Transfer Agreements
6	United States
6.1	Local Transfer Agreement between BP America Inc. and O&D USA LLC

6.2	Global Receipt Document between inter alia BP America Inc. and O&D USA LLC

6.3	Global Assignment and Assumption Agreement between inter alia BP Corporation North America Inc. and O&D USA LLC

6.4	Anexco Transfer Agreement for the transfer of membership units in Anexco LLC between BP Amoco Chemical Company and O&D USA LLC

6.5	Bill of Sale relating to the transfer of inventory or personal property at: Texas City, Chocolate Bayou, Stratton Ridge, Lima, La Porte, Green Lake, Whiting, Pasadena, Naperville and other between BP Amoco Chemical Company and O&D USA LLC

6.6	Bill of Sale relating the transfer of inventory or personal property at the Number 1 Olefins Unit (Chocolate Bayou) between Amoco Olefins Corporation and O&D USA LLC

6.7	Bill of Sale relating to the transfer of inventory or personal property at the Hobbs Fractionator between BP Products North America Inc. and O&D USA LLC

6.8	Bill of Sale relating to the transfer of inventory or personal property at the pipelines, Stratton Ridge and the heat exchangers between BP Pipelines (North America) Inc. and O&D USA LLC.

6.9	O&D USA LLC Contribution Agreement between Southern Ridge Pipeline Partners LP and Chocolate Bayou Pipeline Holding Company

6.10	BP Pipelines Contribution Agreement between Southern Ridge Pipeline Holding Company and Southern Ridge Pipeline Partners LP
7	Non-Manufacturing Countries
7.1	Non manufacturing Countries Local Transfer Agreement between BP Chemicals AS (Denmark), BP Chemicals (Ireland) Limited, BP Chemicals AS (Norway), BP España SA, BP Oil Hellenic SA, BP Chemicals AB, BP (Switzerland) and O&D Trading Limited

7.2	Spanish Local Transfer Agreement between BP España, BP Polyethylene Iberia SLU and O&D Trading Limited

7.3	Local Transfer Agreement for Spain between BP España and O&D International Holdings Limited
8	Malaysia
8.1	Local transfer agreement between BP Chemicals Malaysia Sdn. Bhd. and O&D Singapore Trading Pte. Ltd.
9	Belgium
9.1	Notarial deeds regarding merger of Solvay Polyolefins Europe — Belgium SA (now renamed BP High Density Polyethylene Belgium NV) with O&D Belgium NV (absorbing entity)

9.2	Agreement to transfer BP Belgium NV’s O&D Belgian customer list to O&D Belgium Sales NV and non Belgian customers list to O&D Trading Ltd.

9.3	Agreement to transfer BP HDPE Belgium NV customer list to O&D Belgium Sales NV

9.4	Agreement to transfer BP HDPE Belgium NV customer list other sales to O&D Trading Limited

9.5	Local Transfer Agreement to transfer NOH PP and HDPE assets from O&D Belgium NV to O&D Belgium Services

9.6	Local Transfer Agreement relating to the transfer of employees between O&D Belgium NV and O&D Solutions NV

9.7	Belgian Share Transfer Agreement for transfer of O&D Belgium NV shares from BP Amoco Chemical Holding Inc. and BP Amoco Chemical Company Inc. to O&D International Holdings Ltd

9.8	Belgian Share Transfer Agreement to transfer O&D Belgium NV shares from BP International Limited, BP Continental Holdings Limited, Kenilworth Oil Company Limited to O&D International Holdings Ltd
10	France
10.1	Agreement for the transfer of distribution A&A business (including employees) between BP Chemicals Limited and BP Chemicals SAS

10.2	Agreement for the sale of Lavéra assets (O&D and Refinery) between BP France SA and BP Lavéra SAS

10.3	Agreement for the sale of Lavéra goodwill (O&D and Refinery) between BP France SA and O&D Trading Limited

10.4	Agreement for the sale of Sarralbe PP assets (including residual goodwill) to BP Lavéra SAS between BP Polypropylene France SA and BP Lavéra SAS

10.5	Agreement for the sale of Sarralbe HDPE assets (including residual HDPE manufacturing goodwill) between BP High Density Polyethylene SA and BP Lavéra SAS

10.6	Agreement for the sale of Sarralbe HDPE goodwill between BP High Density Polyethylene SA and O&D Trading Limited

10.7	Agreement for the sale of Lavéra lands and real properties between BP France SA and BP Lavéra SAS

10.8	Agreement for the sale of Sarralbe lands and real properties between BP High Density Polyethylene SA and BP Lavéra SAS

10.9	Agreement for the sale of Sarralbe lands and real properties between BP Polypropylene France SA and BP Lavéra SAS

10.10	Agreement for the sale of BP Lavéra SAS shares between BP France SA and O&D International Holdings Limited

10.11	Agreement for the sale of BP Chemicals SAS shares between BP France SA and O&D International Holdings Limited

10.12	Agreement for the sale of 50% of 3TC GIE between BP France SA and BP Lavéra SAS

10.13	Agreement for the sale of 50% of Gexaro GIE between BP France SA and BP Lavéra SAS

10.14	Agreement for the sale of 50% of Appryl SNC between BP France SA and O&D International Holdings Limited

10.15	Agreement for the sale of 50% of Oxochimie SAS between BP France SA and O&D International Holdings Limited

10.16	Agreement for the sale of 50% of Naphtachimie SA between BP France SA and O&D International Holdings Limited
11	Germany
11.1	Agreement regarding the sale and transfer of certain O&D assets between Deutsche BP AG and Jewel Services GmbH

11.2	Agreement for the sale of Jewel Services GmbH between Deutsche BP AG and O&D Belgium Holdco NV

11.3	Lease agreements between Deutsche BP AG and Jewel Services GmbH

11.4	Agreement regarding the sale and transfer of the olefins and derivatives marketing operations between Deutsche BP AG and O&D Trading Limited

11.5	Agreement regarding the sale and transfer of certain German customer relationships and related assets between Deutsche BP AG and BP Köln GmbH
12	Italy
12.1	Local Transfer Agreement between BP Italia SPA, O&D Italia s.r.l, O&D Italia Manufacturing S.p.A and O&D Italia s.r.l.

12.2	Notarial deed for the contribution of the branch of the business from BP Italia SpA to O&D Italia s.r.l

12.3	Transfer of O&D Italia S.r.l. (LRD) shares from BP Italia SpA to Euro holdco

12.4	Transfer of O&D Italia Manufacturing S.p.A. shares from BP International Limited to O&D International Holdings Limited

12.5	Assignment of agreements from BP Chemicals Limited to O&D Italia s.r.l

12.6	Assignment of agreements from O&D Italia Manufacturing SpA to O&D Italia s.r.l
13	Sweden
13.1	Share transfer agreement relating to the share capital of BP Chemicals Trelleborg AB between BP Chemicals AB and O&D International Holdings Limited

13.2	Asset transfer agreement between BP Chemicals Trelleborg AB and O&D Trading Limited

13.3	Agreement terminating facility between BP International Limited and BP Chemicals Trelleborg AB
14	United Kingdom
14.1	Share sale agreement (BP Oil Grangemouth Refinery Limited) between BP Oil UK Limited and O&D International Holdings Limited

14.2	Asset sale agreement (Grangemouth/Finnart manufacturing refinery assets) between BP Oil UK Limited and BP Oil Grangemouth Refinery Limited

14.3	Asset sale agreement (Grangemouth/Finnart refinery marketing assets) between BP Oil UK Limited and O&D Trading Limited

14.4	Asset sale agreement (UK O&D manufacturing assets) between BP International Limited, BP Chemicals Limited, Grangemouth Polypropylene Partnership and BP Oil Grangemouth Refinery Limited

14.5	Asset sale agreement (UK and European O&D marketing assets) between BP International Limited, BP Chemicals Limited and O&D Trading Limited

14.6	Asset sale agreement (BP Oil Exploration Company Limited’s portion of ‘Share Grangemouth Fixed Equipment’) between BP Oil Exploration Company Limited and BP Oil Grangemouth Refinery Limited
15	Canada
15.1	Canadian LTAs (not yet entered into)

Part B
Interface Agreements
1	Europe Wide
1.1	Master Feedstock Sale and Purchase Agreement for Crude Oil between BP Trade and Supply (Germany) GmbH and O&D Trading Limited

1.2	Master Feedstock Sale and Purchase Agreement for Naphtha, NGL and other Feedstock volumes between BP Oil International Limited and O&D Trading Limited

1.3	Master Refined Product Sale and Purchase Agreement between BP Oil International Limited and O&D Trading Limited

1.4	Master Services Agreement in respect of Naphtha Commercial Optimisation Services, Refining Commercial Optimisation Services, NGL Services and ISDA Services for Oil Commodities between BP Oil International Limited and O&D Trading Limited

1.5	Agreement for the transition of marine services for European chemicals movements between BP Shipping Limited and O&D Trading Limited

1.6	Agreement for the transition of Marine services for European container movements between BP Shipping Limited and O&D Trading Limited

1.7	Agreement for the provision of Foreign Exchange and Interest Rate Execution and Risk Management Services (UK) between BP International Limited and O&D International Holdings Limited.

1.8	ISDA Master Agreement and Schedule for Interest Rate and ForEx transactions between BP International Limited (acting via its agent Britannic Energy Trading Limited) and O&D International Holdings Limited.
2	Canada
2.1	Canadian Functional FIA between BP Canada Energy Company and LAO Canada Chemical Partnership
3	United States
3.1	Framework Interface Agreement in respect of functional services in the United States between BP America Inc. and O&D USA LLC

3.2	Master Services Agreement between BP Products North America Inc. and O&D USA LLC in relation to NGL Commercial Optimisation Services, Naphtha Commercial Optimisation Services and Benzene Commercial Optimisation Services (and related schedules)

3.3	Feedstock Sales and Purchase Agreement for Naphtha and NGL between BP Products North America Inc. and O&D USA LLC (and related schedules)

3.4	NOx Allowance Option Agreement between BP Products North America Inc. and O&D USA LLC

3.5	Operating Agreement between Southern Ridge Pipeline Partners LP and BP Pipelines (North America) Inc.

3.6	Operating Agreement for non-JV O&D pipelines between BP Pipelines and O&D USA LLC

3.7	Limited Partnership Agreement of Southern Ridge Pipeline Partners LP between Southern Ridge Pipeline GP LLC, Southern Ridge Pipeline LP and Chocolate Bayou Pipeline LLC

3.8	Limited Liability Company Agreement for Southern Ridge Pipeline GP LLC between Southern Ridge Pipeline Holding Company and Chocolate Bayou Pipeline Holding Company

3.9	VAM/EtAC Catalyst Support Sales Contract between Innovene USA LLC (formerly O&D USA LLC) and BP Chemicals Limited (dated 16 June 2005)
CARSON:
3.10	Utilities Framework Interface Agreement in respect of Utilities Carson between BP West Coast Products LLC and ARCO Polypropylene LLC:

3.11	Hydrocarbons Sale and Purchase Agreement in respect of Hydrocarbons Streams produced at Carson between BP West Coast Products LLC and ARCO Polypropylene LLC

3.12	Shared Services Framework Interface Agreement in respect of Shared Services at Carson between BP Amoco Chemical Company and ARCO Polypropylene LLC

3.13	Shared Services Framework Interface Agreement in respect of Shared Services at Carson between BP West Coast Products LLC and ARCO Polypropylene LLC

3.14	Site Cooperation Agreement between BP West Coast Products LLC and ARCO Polypropylene LLC
LA PORTE:
3.15	Shared Services Framework Interface Agreement in respect of Shared Services at La Porte between BP Amoco Chemical Company and O&D USA LLC
NAPERVILLE:
3.16	Site Cooperation Agreement between Amoco Research Operating Company and O&D USA LLC
PASADENA:
3.17	Shared Services Framework Interface Agreement in respect of Shared Services at Pasadena between BP Amoco Chemical Company and O&D USA LLC

3.18	Pasadena Toll Processing Agreement between BP Amoco Chemical Company and O&D USA LLC
TEXAS CITY AREA:
3.19	Complex Infrastructure Framework Interface Agreement in respect of complex infrastructure at Texas City between BP Products North America Inc. and O&D USA LLC:

3.20	Utilities Framework Interface Agreement in respect of Utilities in Texas City between BP Amoco Chemical Company and O&D USA LLC

3.21	Utilities Framework Interface Agreement in respect of Utilities in Texas City between BP Products North America Inc. and O&D USA LLC

3.22	Shared Services Framework Interface Agreement in respect of Shared Services at Texas City between BP Amoco Chemical Company and O&D USA LLC

3.23	Shared Services Framework Interface Agreement in respect of Shared Services at BP Products North America Inc. and O&D USA LLC

3.24	Hydrocarbons Sale and Purchase Agreement in respect of Hydrocarbons Streams produced at Texas City, Mont Belvieu, Conway and the Hobbs Fractionator between BP Products North America Inc. and O&D USA LLC

3.25	Hydrocarbons Sale and Purchase Agreement in respect of Hydrocarbon Streams produced at Texas City between BP Amoco Chemical Company and O&D USA LLC

3.26	PIB Option and PCU Right of First Offer Agreement between BP Amoco Chemical Company and O&D USA LLC

3.27	Site Cooperation Agreement among BP Products North America Inc., BP Amoco Chemical Company and O&D USA LLC
TOLEDO:
3.28	Hydrocarbons Sale and Purchase Agreement between BP Products North America Inc. and O&D USA LLC in respect of Hydrocarbons Streams produced at Toledo
WHITING:
3.29	Utilities Framework Interface Agreement in respect of Utilities in Whiting between BP Products North America Inc. and O&D USA LLC

3.30	Shared Services Framework Interface Agreement in respect of Shared Services at Whiting between BP Products North America Inc. and O&D USA LLC

3.31	Hydrocarbons Sale and Purchase Agreement in respect of Hydrocarbon Streams produced at Whiting between BP Products North America Inc. and O&D USA LLC

3.32	Site Cooperation Agreement between BP Products North America Inc. and O&D USA LLC
ADDITIONAL AGREEMENTS FOR SECTION 3:
3.33	ROW Agreement in relation to South Houston (not yet signed)

3.34	Energy Supply Contract at Texas City with BP Energy (to be entered into on or around 30 June 2005)

3.35	Texas City Electrical Distribution System Tenancy in Common Agreement (dated 16 June 2005)

3.36	Whiting Natural Gas Contract (to be entered into on or around 30 June 2005)
4	Asia
4.1	Asia Functional FIA between BP Singapore Pte. Ltd. for itself and on behalf of BP Chemicals Malaysia Sdn. Bhd., BP Korea Limited, BP Japan KK and BP Asia Pacific

(Malaysia) Sdn. Bhd. and O&D Singapore Trading Pte. Ltd for itself and on behalf of O&D Korea Limited and BP O&D Shanghai Management Company
4.2	Agreement for the Transition of Marine Services for Asian Container Movements between BP Singapore Pte Ltd and O&D Singapore Trading Pte Ltd

4.3	Asia Trading Services Agreement between BP Singapore Pte. Ltd. and O&D Singapore Trading Pte Ltd
5	Belgium
5.1	Belgium Functional Services FIA between BP Chembel NV and O&D Belgium NV

5.2	Emissions Trading Master Agreement for the EU Scheme between Britannic Energy Trading Limited (for and on behalf of BP Gas Marketing Limited) and BP Feluy Sprl (Feluy)

5.3	Services Agreement for Emissions Trading under the EU Scheme between BP Gas Marketing Limited and O&D Belgium NV (Lillo)

5.4	Emissions Trading Master Agreement for the EU Scheme between Britannic Energy Trading Limited (for and on behalf of BP Gas Marketing Limited) and O&D Belgium NV (Lillo)

5.5	Services Agreement for Emissions Trading under the EU Scheme between BP Gas Marketing Limited and BP Feluy Sprl (Feluy)
GEEL:
5.6	Geel: Utilities FIA in respect of Utilities at the Geel Refinery between BP Chembel NV and O&D Belgium NV

5.7	Geel: Shared Services FIA in respect of Shared Services at the Geel Refinery between BP Chembel NV and O&D Belgium NV

5.8	Geel: Hydrocarbons Sale and Purchase Agreement between BP Chemicals Limited and O&D Trading Limited

5.9	Site Cooperation Agreement between BP Chembel NV and O&D Belgium NV
6	France
6.1	France Functional FIA between BP France SA and BP Lavéra SAS

6.2	Services Agreement for Emissions Trading under the EU Scheme between BP Gas Marketing Limited and BP Lavéra SAS

6.3	Emissions Trading Master Agreement for the EU Scheme between Britannic Energy Trading Limited (for and on behalf of BP Gas Marketing Limited) and BP Lavéra SAS
LAVÉRA
6.4	Lavéra Master Refined Products Sale and Purchase Agreement between BP France SA and O&D Trading Limited

6.5	Master Services Agreement between BP France SA and O&D Trading Limited

6.6	Components Sale and Purchase Agreement for the manufacture of BP super fuel between BP France SA and O&D Trading Limited

6.7	Lavéra Compulsory Stock Obligations Agreement between BP France SA and O&D Trading Limited
7	Germany
7.1	German Functional FIA between Deutsche BP AG and BP Koeln GmbH

7.2	Services Agreement for Emissions Trading under the EU Scheme between BP Gas Marketing Limited and Jewel Services GmbH

7.3	Emissions Trading Master Agreement for the EU Scheme between Britannic Energy Trading Limited (for and on behalf of BP Gas Marketing Limited) and Jewel Services GmbH.
KOELN:
7.4	Koeln Hydrocarbons Sale and Purchase Agreement between Deutsche BP AG and O&D Trading Limited
8	Netherlands
8.1	Agreement regarding the use of infrastructure at the Nerefco facilities in Rotterdam (Nerefco Infrastructure Agreement) between BP Oil International Limited and O&D Trading Limited

8.2	Agreement regarding the use of infrastructure at the Nerefco facilities in Rotterdam (Service Level Agreement) between BP Oil International Limited and O&D Trading Limited

8.3	Undertakings in favour of Innovene with respect to the Agreements regarding the use of infrastructure at the Nerefco facilities in Rotterdam — Service Level Agreement and Nerefco Infrastructure Agreement between BP Raffinade BV, BP Nederland BV and Innovene Europe Limited (formerly O&D Trading Limited) (dated 16 June 2005)

8.4	Agreement in relation to the use of the RMR Pipeline between Deutsche BP AG and O&D Trading Limited

8.5	Nerefco Hydrocarbons Sale and Purchase Agreement between BP Oil International Limited and O&D Trading Limited

8.6	Agency Agreement in respect of the sale of RGP at the Nerefco Refinery between BP Oil International Limited and O&D Trading Limited
9	United Kingdom
9.1	United Kingdom Functional FIA between BP International and O&D Trading Limited

9.2	Services Agreement for Emissions Trading under the EU Scheme between BP Gas Marketing Limited and BP Oil Grangemouth Refinery Limited

9.3	Emissions Trading Master Agreement for the EU Scheme between Britannic Energy Trading Limited (for and on behalf of BP Gas Marketing Limited) and BP Oil Grangemouth Refinery Limited

9.4	Master Services Agreement in relation to Compulsory Stock Obligations, Marketing and Supply and Duty Accounting Services between BP Oil UK Limited and O&D Trading Limited

9.5	Agreement for the provision of Precious Metals Execution and Risk Management Services (UK) between Britannic Strategies Limited and BP Oil Grangemouth Refinery Limited

9.6	Precious Metals Master Trading Agreement (UK) between Britannic Strategies Limited and BP Oil Grangemouth Refinery Limited

9.7	ISDA Master Agreement between BP International Limited (acting via BP Oil International Limited) and O&D Trading Limited

9.8	ISDA Schedule between BP International Limited (acting via BP Oil International Limited) and O&D Trading Limited.

9.9	Gas Sales Agreement between BP Oil International Limited and Innovene Europe Limited (formerly O&D Trading Limited) (not yet signed)
GRANGEMOUTH:
9.10	Grangemouth Utilities FIA in respect of Utilities at the Grangemouth Refinery between BP Exploration Operating Company Limited and BP Oil Grangemouth Refinery Limited

9.11	Grangemouth Complex Infrastructure FIA in respect of the use of Complex Infrastructure at the Grangemouth Refinery between BP Exploration Operating Company Limited and BP Oil Grangemouth Refinery Limited

9.12	Grangemouth Shared Services FIA in respect of Shared Services at the Grangemouth Refinery between BP Exploration Operating Company Limited and BP Oil Grangemouth Refinery Limited

9.13	Grangemouth Refinery Supply Terminal and the Refinery Rail Terminal and Aerosols Plant FIA between BP Oil UK Limited and BP Oil Grangemouth Refinery Limited

9.14	Grangemouth Hydrocarbons Sale and Purchase Agreement between BP Exploration Operating Company Limited and O&D Trading Limited

9.15	Grangemouth Master Refined Products SPA in respect of the domestic sale of Refined Products between BP Oil International UK and O&D Trading Limited

9.16	Grangemouth Compulsory Stock Obligations Agreement between BP Oil UK Limited and O&D Trading Limited

9.17	Site Cooperation Agreement between BP Exploration Operating Company Limited and BP Oil Grangemouth Refinery Limited

9.18	Grangemouth CHP Overarching Agreement between BP Exploration Operating Company Limited, BP Gas Marketing Limited and Innovene Manufacturing Scotland Limited (formerly BP Oil Grangemouth Refinery Limited) (not yet signed)

HULL:
9.19	Hull Hydrocarbons Sale and Purchase Agreement between BP Chemicals Limited and O&D Trading Limited

9.20	Hull Shared Services FIA between BP Chemicals Limited and O&D Trading Limited
CORYTON:
9.21	Agency Agreement in respect of the sale of RGP at the Coryton Refinery between BP Oil International Limited and O&D Trading Limited
10	Cross-Border
10.1	UK and US Functional FIA between BP International Limited, BP America Inc and O&D USA LLC

10.2	Global Assurance Shipping Services Agreement between BP Shipping Limited and O&D Trading Limited, O&D Singapore Trading Pte Ltd, O&D USA LLC

10.3	Agreement for the provision of Foreign Exchange and Interest Rate Execution and Risk Management Services (UK to US) between BP International Limited and O&D America Holding Company LLC

10.4	ISDA Master Agreement and Schedule for Interest Rate and ForEx transactions between BP International Limited (acting via its agent, Britannic Energy Trading Limited) and O&D America Holding Company LLC

10.5	Agreement for the provision of precious metal execution and risk management services (Germany) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and Jewel Services GmbH

10.6	Precious Metals Master Trading Agreement (Germany) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and Jewel Services GmbH

10.7	Agreement for the provision of precious metal execution and risk management services (France) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and BP Lavera SAS

10.8	Precious Metals Master Trading Agreement (France) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and BP Lavera SAS

10.9	Agreement for the provision of precious metal execution and risk management services (Belgium) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and BP Feluy SPRL

10.10	Precious Metals Master Trading Agreement (Belgium) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and BP Feluy SPRL

10.11	Agreement for the provision of precious metal execution and risk management services (Belgium) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and O&D Belgium NV

10.12	Precious Metals Master Trading Agreement (Belgium) between Britannic Strategies Limited (acting via Britannic Energy Trading Limited) and O&D Belgium NV

10.13	Agreement for the provision of Precious Metals Execution and Risk Management Services (UK to US) between Britannic Strategies Limited and O&D USA LLC

10.14	Precious Metals Master Trading Agreement (UK to US) between Britannic Strategies Limited and O&D USA LLC

Schedule 3
Limitations, Conduct of Claims and Other Issues
1	Limitations
1.1	Acts of Indemnified Party or Members of its Group after the Completion Date
No Party shall be liable under the indemnities in this Agreement or any Reorganisation Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for any act, omission or transaction of the Indemnified Party or any member of the Indemnified Party’s group, or their respective directors, officers, employees or agents or successors in title, after the Completion Date done, committed or effected otherwise than pursuant to a legally binding commitment to which the Indemnified Party or the relevant member of the Indemnified Party’s group is subject on or before the Completion Date.
1.2	Conduct of Claims
1.2.1	If an Indemnified Party becomes aware of any matter in respect of which it is or may be entitled to be indemnified it shall promptly notify the Indemnifying Party of such matter. Any failure to give such notice shall not affect the rights of the Indemnified Party except to the extent that the rights or interests of the Indemnifying Party are prejudiced by such failure and then only to the extent of such prejudice.

1.2.2	If any Claim has been brought against the Indemnified Party in respect of such matter, the Indemnifying Party shall be entitled at its expense to assume the defence of such Claim in place of the Indemnified Party. In such circumstances, the Indemnified Party shall provide the Indemnifying Party and its advisers with such information and assistance as the Indemnifying Party shall reasonably request at the cost of the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully informed on a regular basis as to the progress of any such Claim and the defence thereof. The Indemnifying Party shall not have the right to agree any non-financial settlement in respect of the Claim.

1.2.3	If the Claim is a result of or in connection with a Claim by a third party, then no admission of liability shall be made by or on behalf of the Indemnified Party without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement, compromise, discharge or admission of any Claim unless the Indemnifying Party shall have consented thereto or the Indemnifying Party is in default of its obligations hereunder.

1.2.4	If there is an existing Claim against a member of the BP Group, the BP Group shall be entitled to ask any member of the Innovene Group to provide it and its advisers with such information and assistance as shall be reasonable in all the circumstances, at the cost of the BP Group, and the Innovene Group shall provide such information and assistance.
1.3	Claimants’ Right to Recover

1.3.1	Recovery for Actual Liabilities
No Claim Recipient shall be liable to pay any amount in discharge of a Claim under this Agreement or any Reorganisation Agreement unless and until the liability in respect of which the Claim is made has become due and payable.
1.3.2	Prior to Recovery from the Claim Recipient
If, before any Claim Recipient pays an amount in discharge of any Claim under this Agreement or any Reorganisation Agreement, any Claimant or any member of the Claimant’s group is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any Claimant or any member of the Claimant’s group (in whole or in part) in respect of the Loss or Liability which is the subject matter of the Claim, the Claimant shall procure that, before steps are taken to enforce a Claim against the Claim Recipient, reasonable steps are taken to enforce recovery against the third party to the fullest extent available and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery. The Claimant or member of the Claimant’s Group may not compromise, dispose of or settle any such action against a third party without the consent of the potential Claim Recipient, such consent not to be unreasonably withheld.
1.3.3	Following Recovery from the Claim Recipient
If any Claim Recipient or any member of the Claim Recipient’s group has paid an amount in discharge of any Claim under this Agreement or any Reorganisation Agreement and any Claimant or any member of the Claimant’s group recovers, or is entitled to recover, (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any Claimant or any member of the Claimant’s group (in whole or in part) in respect of the Loss or Liability which is the subject matter of the Claim, the Claimant or the Relevant Member of the Claimant’s group shall procure that all steps are taken as the Claim Recipient may reasonably require to enforce such recovery and shall, or shall procure that the Relevant Member of the Claimant’s group shall, pay to the Claim Recipient as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery or, if less, (ii) the amount previously paid by the Claim Recipient to the Claimant.
1.3.4	Insured Claims
Where a Claimant suffers a Loss which is insured by the Claim Recipient’s group and makes a Claim under this Agreement or any Reorganisation Agreement in respect of such Loss, then, where necessary pursuant to the relevant terms of insurance, the Claim Recipient’s group shall have the right to bring an insurance claim on behalf of the Claimant. Any amount paid over to the Claimant out of the proceeds of the insurance claim shall pro tanto extinguish the amount of the Claim Recipient’s liability to the Claimant in respect of the Claim.

1.4	Mitigation of Losses
The BP Parties and the Innovene Parties shall procure that all reasonable steps are taken to mitigate any Loss of any of the members of their respective groups which might give rise to a Claim to be entitled to indemnification under this Agreement or any Reorganisation Agreement.
1.5	Double Recovery
The BP Group and the Innovene Group shall not be entitled to recover under this Agreement, any Reorganisation Agreement or any Interface Agreement more than once in respect of the same Losses suffered.
1.6	Effect of Waiver, Release Etc.
Any obligation or liability of an Indemnifying Party in respect of any Claim of an Indemnified Party to be entitled to indemnification under this Agreement or any Reorganisation Agreement may in whole or in part be released, compounded or compromised, by time or indulgence given by an Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights under this Agreement or any Reorganisation Agreement in relation to any other Claim or matter or any other rights it may have.
2	Payment and Set-off
2.1	Timing of Payment
Where the amount to be recovered under an indemnity in this Agreement is agreed, or has been otherwise determined pursuant to Clause 9.9, it shall be paid to the Indemnified Party within 30 days of such agreement or determination or, if later, on the date on which the Indemnified Party has to pay any amount to a third party.
2.2	Interest
Any payment due to be made under this Agreement or any Reorganisation Agreement shall carry interest from the due date for payment until actual payment (whether before or after judgement) at the rate of 2 per cent. per annum above the base rate of the Bank of England from time to time, to be calculated daily on the basis of a 360-day year.
2.3	Set-off
Any Party to whom an amount is due under this Agreement shall be entitled to set off against any undisputed amounts which it is due to pay to the other Party under this Agreement or any Reorganisation Agreement, any undisputed amounts that it is due to receive from such Party under this Agreement or any Reorganisation Agreement.
2.4	Withholdings and Deductions, Gross Up and VAT
2.4.1	Save as provided for herein, all sums payable under this Agreement or any Reorganisation Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the Party making the payment shall (except in the case of interest payable under paragraph 2.2) be obliged to pay to the other Party such sum as will after such deduction or withholding has been made leave the other Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either Party shall have assigned the benefit in whole or in part of this Agreement then the liability of the other party under this paragraph 2.4.1 shall be limited to that (if any) which it would have been had no such assignment taken place.
2.4.2	Where any payment is made under this Agreement or any Reorganisation Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the relevant Party pursuant to a Reorganisation Agreement), the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation, provided that if either Party shall have assigned the benefit in whole or in part of this Agreement then the liability of the other party under this paragraph 2.4.2 shall be limited to that (if any) which it would have been had no such assignment taken place.

2.4.3	Where any sum constituting an indemnity, compensation or reimbursement to any Party is paid to a person other than such Party but is treated as taxable in the hands of such Party, the payer shall also pay to such Party such sum as shall reimburse such Party for all Taxation suffered by it in respect of the payment (after giving credit for any tax relief available to such Party in respect of the matter giving rise to the payment), on the later of (i) the date falling five Business Days before the latest date on which that additional Taxation may be paid to the relevant Taxation authority without a liability to interest or penalties accruing and (ii) the date falling five Business Days after service by the relevant Party of a notice containing a written demand in respect of the matter, provided that if any Party shall have assigned the benefit in whole or in part of this Agreement then the liability of the other Party under this paragraph 2.4.3 shall be limited to that (if any) which it would have been had no such assignment taken place.

2.4.4	The recipient of an amount paid under this paragraph 2.4 shall claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made pursuant to paragraphs 2.4.1 to 2.4.3 and, for such purposes shall, within any applicable time limits, submit any claims notices, returns or applications and send a copy thereof to the payer.

2.4.5	If the recipient of a payment made under this Agreement or a Reorganisation Agreement receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to paragraphs 2.4.1 to 2.4.3 above as the recipient of the payment certifies to the other Party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other Party had not been required to make such deduction or withholding.
2.4.6	For the avoidance of doubt, the amount payable pursuant to an indemnity, compensation or reimbursement provision under this Agreement or any Reorganisation Agreement, before the application of the provisions of paragraphs 2.4.1 to 2.4.5, shall be the after-Tax amount of the loss or expense in question, that is after reduction on account of any relief from or reduction in Tax attributable to the matter giving rise to it.

2.4.7	Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that Party using all reasonable endeavours to recover such amount of VAT as may be practicable.

2.4.8	If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due on receipt of a valid VAT invoice.
2.5	Treatment of Payments
Where payments under the indemnities in this Agreement relate to assets, businesses or shares which have been transferred under a Reorganisation Agreement, any payments shall be treated, so far as possible, as an adjustment to the consideration paid under the relevant Reorganisation Agreement.

Schedule 4
Retirement Benefit Arrangements
1	Interpretation
In this Schedule unless the context otherwise requires:
“Expiry Date” means the date on which the relevant member of the Innovene Group ceases to participate in a Retained Arrangement, if participation after the Completion Date occurs under paragraph 4 or 5, which is the earliest of the following:
(i)	expiration of reasonable notice provided by the relevant member of the Innovene Group to the relevant member of the BP Group and the trustees, administrator or managers of the relevant Retained Arrangement that the relevant member of the Innovene Group wishes to cease participation in the relevant Retained Arrangement;

(ii)	continued participation is inconsistent with local law or requirements of the relevant regulator(s);

(iii)	the BP Group owns less than 50% (or in relation to any Retirement Benefit Arrangements in the United States of America 80%) of the total voting rights conferred by all the issued shares in the capital of Innovene which are ordinarily exercisable in general meeting, or, in respect of a Retirement Benefit Arrangement in the United Kingdom or Belgium only, 12 months following the Separation Date if later; or

(iv)	on the relevant Innovene Party ceasing to be associated with the BP Group.
“IAS19 PBO Basis” means the basis adopted by the BP Group from time to time to comply with International Accounting Standard 19 issued by the International Accounting Standards Board. The policy adopted by the BP Group in setting assumptions under International Accounting Standard 19 issued by the International Accounting Standards Board is attached as the Annex to this Schedule.
“Payment Date” means the date on which payment is due under paragraph 7.3.
“Replacement Arrangement” means an arrangement established in accordance with paragraph 6.2 below.
“Retained Arrangement” means a Retirement Benefit Arrangement that will remain the responsibility of the BP Group following the Completion Date.
“Service Cost” means the amount calculated by actuaries appointed by BP p.l.c. to meet the full economic cost of the future service accrual calculated in accordance with the IAS19 PBO Basis in respect of a Retained Arrangement applied to the employees of an Innovene Party participating in the Retained Arrangement.
“Transferred Arrangement” means a Retirement Benefit Arrangement that will become the responsibility of the Innovene Group after the Completion Date.
“Transferring Member” means an employee of a member of the Innovene Group who is a participant of a Retained Arrangement and who accepts the offer to a transfer of assets being made for him to a Replacement Arrangement under paragraph 6.5 or, where relevant, works council or other employee representative body consent has been obtained or if such transfer is directed by BP p.l.c. and does not prejudice local law.

2	Notifications
2.1	BP p.l.c. will notify Innovene or Euro Holdco, as appropriate, before or as soon as practicable after the date of this Agreement (to the extent this has not been done) which of the Relevant Employees is a participant in each Transferred Arrangement immediately before the Completion Date.

2.2	BP p.l.c. will notify Innovene or Euro Holdco, as appropriate, before or as soon as practicable after the date of this Agreement (to the extent this has not been done) which of the Relevant Employees is a participant in each Retained Arrangement immediately before the Completion Date.

2.3	BP p.l.c. will notify Innovene or Euro Holdco, as appropriate, before the date of this Agreement of any exceptions to the principles and provisions set out in this Schedule. Such exceptions will be documented in the relevant Local Transfer Agreements which is agreed by the relevant Innovene Party and the relevant BP Party.
3	Transferred Arrangements
3.1	Innovene or Euro Holdco will procure that no Transferred Arrangement will be amended or terminated before the Separation Date unless the amendment or termination is with the consent of BP p.l.c. or is required by local law. Innovene or Euro Holdco will further procure that each Transferred Arrangement will for a period of at least 12 months following the Separation Date provide benefits that are the same as or comparable to the benefits provided by its relevant BP Party under such Transferring Arrangements immediately before the Separation Date. During these periods, Innovene or Euro Holdco will procure that discretionary practices are operated in a manner that is the same as or comparable to the operation of each discretionary practice under the Transferred Arrangements immediately before the Completion Date.

3.2	If the BP Group is to retain employees who are participants in a Transferred Arrangement then the BP Parties will procure that each employee ceases to participate in the Transferred Arrangement before the Completion Date.

3.3	The BP Parties will use all reasonable endeavours to ensure that all liabilities relating to participants of the Transferred Arrangements other than the Relevant Employees will be transferred from the relevant Transferred Arrangement to other arrangements provided by the BP Group.

3.4	If the transfer described in 3.3 does not occur before the Completion Date, the relevant BP Parties and the relevant Innovene Party will co-operate to ensure that the transfer is made to another arrangement provided by the BP Group after the Completion Date.

3.5	Where the Transferred Arrangement is funded (whether by self-investment or by using an insurance vehicle) the relevant BP Party and the relevant Innovene Party will use all reasonable endeavours to effect a transfer to an arrangement provided by the BP Group, in respect of participants of a Transferred Arrangement described in paragraph 3.3, of an amount to be calculated as at the Completion Date in accordance with the documents governing the relevant Transferred Arrangement and applicable local law. Actuaries appointed by BP p.l.c. will compare the amount calculated in accordance with the documents governing the relevant Transferred Arrangement and applicable to local law with an amount that would be required in respect of the transfer described in this paragraph had the calculation been by reference to the IAS19 PBO Basis. Any excess or deficit between the amount determined in accordance with the documents governing the relevant Transferred Arrangement and the amount determined by reference to the IAS19 PBO Basis will be financed directly between the BP Group and the Innovene Group as agreed by BP p.l.c. and Innovene or Euro Holdco.
3.6	BP p.l.c. will notify the relevant Innovene Party at or as soon as practicable after the Completion Date if any employees who are participants in a Transferred Arrangement are the subject of a separate transaction and whether a transfer in respect of past service benefits is to be made in respect of them. If the transfer resulting from that transaction has not taken place before the Completion Date, the relevant Innovene Party will use all reasonable endeavours to ensure that the transfer is made as soon as practicable after the Completion Date on the terms agreed in respect of the separate transaction, as notified to the relevant Innovene Party.
4	Participation in the funded Retained Arrangements
4.1	The BP Parties will use all reasonable endeavours to enable the relevant Innovene Parties to participate in the Retained Arrangements which are funded (whether by self-investment or by using an insurance vehicle) from the Completion Date until the Expiry Date. Where such participation is available, Innovene or Euro Holdco will procure that, between the Completion Date and the Separation Date, new employees of an Innovene Party participating in a Retained Arrangement will be given the opportunity to join the Retained Arrangement. Between the Separation Date and the Expiry Date, new employees of an Innovene Party participating in a Retained Arrangement may join the Retained Arrangement.

4.2	The following will apply between the Completion Date and the Expiry Date:
4.2.1	participation is subject to local law and, if required, the approval of the trustees, administrator or managers of the relevant Retained Arrangement and/or the relevant regulatory authority;

4.2.2	the relevant BP Party and the relevant Innovene Party shall procure that nothing is done or omitted to be done which would prejudice any regulatory approval of a Retained Arrangement;

4.2.3	the relevant Innovene Party participating in a Retained Arrangement agrees to comply with all governing documents and other provisions (if any) of such Retained Arrangement and to supply all employee information to the trustees, administrator or managers of the relevant Retained Arrangement as soon as reasonably practicable after a request has been received;

4.2.4	if the governing documents of a Retained Arrangement enable the relevant Innovene Party participating in the Retained Arrangement to agree to the provision of enhanced benefits on the early termination of employment or otherwise, the relevant Innovene Party will comply with any policy or discretionary practice operated by the BP Group. The relevant Innovene Party may not provide benefits through a Retained Arrangement in excess of those set out in the governing documents of the Retained Arrangement without the consent of BP p.l.c.;
4.2.5	the relevant Innovene Party participating in a Retained Arrangement will pay to the relevant Retained Arrangement or such member of the BP Group as BP p.l.c. directs all contributions and administrative expenses in respect of its employees participating in each such Retained Arrangement when due. For this purpose:
(iii)	contributions payable by the relevant Innovene Party will be the Service Cost in respect of its employees participating in each such Retained Arrangement;

(iv)	administrative expenses payable by the relevant Innovene Party will be its prorata share of the expenses associated with administering the Retained Arrangement from time to time;

(v)	additional contributions may be required as determined by the BP p.l.c., for any additional benefit entitlement arising in the relevant Retained Arrangement as a result of the early termination of employment of an employee of the relevant Innovene Party or any enhanced benefits, payable only with the consent of the relevant Innovene Party;
If contributions and/or administrative expenses paid exceed the amount described in (i), (ii) and (iii) above due to local law requirements or governing plan documents, the excess will be financed by the BP Group, or financed between the relevant member of the BP Group and the relevant member of the Innovene Group in a manner to be agreed by BP p.l.c. and Innovene or Euro Holdco; and
4.2.6	if the pensionable pay of the employees of the relevant Innovene Party who are members of a Retained Arrangement is increased in aggregate by more than 5% per annum, the relevant Innovene Party will notify BP p.l.c.. If BP p.l.c. decides that the relevant Innovene Party must pay an additional contribution to cover the extra liability calculated on an IAS19 PBO Basis to the Retained Arrangements, the relevant Innovene Party will pay this additional contribution within thirty days after BP p.l.c. asks for it.
4.3	If at the Expiry Date contributions and administrative expenses in respect of any period before the Expiry Date have not been paid, the relevant Innovene Party participating in a Retained Arrangement will pay such amount as BP p.l.c. determines payable as a proportion of the amount otherwise due under 4.2.5 and 4.2.6 to Expiry Date.

4.4	The relevant Innovene Party participating in a Retained Arrangement will take any reasonable steps required by the relevant BP Party or the trustees, administrator or managers of the Retained Arrangement to facilitate its participation in the Retained Arrangements. For the avoidance of doubt, the BP Parties will not make alterations to the Retained Arrangements to facilitate the participation of the relevant Innovene Party.
5	Participation in the unfunded Retained Arrangements

5.1	The BP Parties will use all reasonable endeavours to enable the relevant Innovene Parties to participate in the Retained Arrangements which are unfunded from the Completion Date until the Expiry Date. Where such participation is available, Innovene or Euro Holdco will procure that, between the Completion Date and the Separation Date, new employees of an Innovene Party participating in a Retained Arrangement will be given the opportunity to join the Retained Arrangement. Between the Separation Date and the Expiry Date, new employees of an Innovene Party participating in a Retained Arrangement may join the Retained Arrangement.

5.2	The following will apply between the Completion Date and the Expiry Date:
5.2.1	participation is subject to local law and, if required, the approval of the trustees, administrator or managers of the relevant Retained Arrangement and/or the relevant regulatory authority;

5.2.2	the relevant BP Party and the relevant Innovene Party shall procure that nothing is done or omitted to be done which would prejudice any regulatory approval of a Retained Arrangement;

5.2.3	the relevant Innovene Party participating in a Retained Arrangement agrees to comply with all governing documents and other provisions (if any) of such Retained Arrangement and to supply all employee information to the trustees, administrator or managers of the relevant Retained Arrangement as soon as reasonably practicable after a request has been received;

5.2.4	if the governing documents of a Retained Arrangement enable the relevant Innovene Party participating in the Retained Arrangement to agree to the provision of enhanced benefits on the early termination of employment or otherwise, the relevant Innovene Party will comply with any policy or discretionary practice operated by the BP Group. The relevant Innovene Party may not provide benefits through a Retained Arrangement in excess of those set out in the governing documents of the Retained Arrangement without the consent of BP p.l.c.;

5.2.5	the relevant Innovene Party participating in a Retained Arrangement will pay to such member of the BP Group as BP p.l.c. directs administrative expenses in respect of its employees participating in such Retained Arrangement when due. For this purpose administrative expenses payable by the relevant Innovene Party will be its prorata share of the expenses associated with administering the Retained Arrangement from time to time.
5.3	Should benefits become payable to an Innovene employee under a Retained Arrangement (either between the Completion Date and the Expiry Date or subsequent to the Expiry Date), Innovene will reimburse the relevant member of the BP Group (as BP p.l.c. directs) in accordance with the mechanism set out in the relevant Local Transfer Agreement.

5.4	If at the Expiry Date administrative expenses in respect of any period before the Expiry Date have not been paid, the relevant Innovene Party will pay such amount as BP p.l.c. determines payable as a proportion of the amount otherwise due under 5.2.5 to Expiry Date.

5.5	The relevant Innovene Party participating in a Retained Arrangement will take any reasonable steps required by the relevant BP Party or the trustees, administrator or managers of the Retained Arrangement to facilitate its participation in the Retained Arrangements. For the avoidance of doubt, the BP Parties will not make alterations to the Retained Arrangements to facilitate the participation of the relevant Innovene Party.
6	Replacement Arrangements (both funded and unfunded)
6.1	For the purpose of paragraph 6, “Relevant Employees” means Relevant Employees who are employees of an Innovene Party at the Expiry Date.

6.2	The Innovene Parties will procure that at the Expiry Date each employee of the relevant Innovene Party who is a participant of a Retained Arrangement ceases to participate in that Retained Arrangement in respect of service after the Expiry Date.

6.3	The Innovene Parties will set up Replacement Arrangements by the Expiry Date which will provide, for a period of at least 12 months following the Separation Date, benefits for future service that are the same as or comparable to benefits provided by the relevant BP Party under the Retained Arrangements immediately before the Expiry Date. For this purpose, the relevant Innovene Party will procure that discretionary practices are operated after the Expiry Date in a manner that is the same as or comparable to the operation of discretionary practices under the Retained Arrangements immediately before the Expiry Date. Each Replacement Arrangement set up pursuant to this paragraph 6.3 will have a similar governance structure and adopt similar processes as apply to the relevant Retained Arrangement. For the purposes of this paragraph 6.3, “governance” shall include:
6.3.1	the legal vehicle used to establish a Replacement Arrangement, for example a trust;

6.3.2	composition of the trustees, administrator or managers of the Replacement Arrangement; and

6.3.3	the documents governing the Replacement Arrangement being mirror image to the documents governing the relevant Retained Arrangement subject to such simplification as agreed by BP p.l.c. and the relevant Innovene Party.
6.4	The relevant Innovene Party will invite Relevant Employees and other employees commencing employment with the relevant Innovene Party (and participating in a Retained Arrangement) between the Completion Date and the Expiry Date to join a Replacement Arrangement from the Expiry Date. Where required by local law, the relevant Innovene Party will automatically include Relevant Employees (and other employees commencing employment with the relevant Innovene Party and participating in a Retained Arrangement) between the Completion Date and the Expiry Date in a Replacement Arrangement from the Expiry Date. Subject to the offer referred to in 6.5 being accepted and benefits being provided under the Replacement Arrangement in accordance with paragraph 8.1, if the Replacement Arrangement contains vesting or qualification requirements, service as a participant of the relevant Retained Arrangement with a BP Party or an Innovene Party before Expiry Date will count towards meeting such requirements.

6.5	If not prohibited by local law or practice from doing so, the relevant Innovene Party will offer Relevant Employees and other employees commencing employment with the relevant Innovene Party (and participating in a Retained Arrangement) between

Completion Date and the Expiry Date, or works council or other employee representative bodies representing the employees described above, the opportunity to transfer benefits under the Retained Arrangement in respect of service before the Expiry Date to a Replacement Arrangement or, where BP p.l.c. directs, the relevant Innovene Party will assume such benefits without seeking the consent of any such employee, works council or other employee representative body. Benefits to be provided by a Replacement Arrangement are described in paragraph 8.1. For the avoidance of doubt, local law and practice will determine whether the offer described in this paragraph is made to the Relevant Employees (or other employees described above), or works council or other employee representative bodies representing the Relevant Employers (or other employees described above).
7	Transfer payments from a funded Retained Arrangement
7.1	The relevant BP Party will use all reasonable endeavours to ensure that on the Payment Date the trustees, administrator or managers of a Retained Arrangement which is funded (whether by self-investment or by using an insured vehicle) transfers to the relevant Replacement Arrangement an amount in respect of the Transferring Members calculated, as at the Expiry Date, in accordance with the documents governing the relevant Retained Arrangement and applicable local law including such interest for the period between the Expiry Date and the Payment Date as the trustees, administrator or Managers of the Retained Arrangement and BP p.l.c. agree.

7.2	Payment to the Replacement Arrangement will only be made on the following conditions:
7.2.1	the governing documentation of the Retained Arrangement allow;

7.2.2	if required, the relevant regulatory authority has consented to the making of the payment;

7.2.3	the relevant Innovene Party has complied with all its obligations in this Schedule;

7.2.4	the trustees or managers of the Replacement Arrangement have confirmed that they will accept the payment on the terms set out in paragraph 8 (where required). The relevant Innovene Party will use all reasonable endeavours to ensure such confirmation is given;

7.2.5	if required, the offer referred to in paragraph 6.5 being accepted; and

7.2.6	notification by the relevant BP Party to the relevant Innovene Party of the calculation of the transfer amount under paragraph 7.1 above.
7.3	Payment to a Replacement Arrangement is due fourteen days after the date when the last of the conditions in paragraph 7.2 have been satisfied.

7.4	Payment to the Replacement Arrangement will be in a form agreed by BP p.l.c. and the relevant Innovene Party.

7.5	Actuaries appointed by BP p.l.c. will calculate an amount in respect of Transferring Members for each Retained Arrangement by references to the IAS 19 PBO Basis as at the Expiry Date. The actuaries will increase this amount with interest at the applicable IAS 19 PBO Basis discount rate for the period from Expiry Date to the

Payment Date. Any excess or deficit of the resulting amount relative to the amount determined under paragraph 7.1 will be financed directly between the relevant member of the BP Group and the relevant member of the Innovene Group in a manner agreed by the relevant member of the BP Group and the relevant member of the Innovene Group. Subject to local law, if the relevant member of the Innovene Group receives additional financing from the relevant member of the BP Group under this paragraph, the relevant member of the Innovene Group will make an additional contribution to the relevant Replacement Arrangement equal to the additional financing received from the relevant member of the BP Group unless BP p.l.c. agrees otherwise.
8	Benefits provided by a Replacement Arrangement in respect of service under a Retained Arrangement
8.1	Unless inconsistent with local law or BP p.l.c. and Innovene or Euro Holdco agree otherwise, Innovene or Euro Holdco will procure that a Replacement Arrangement provides benefits in respect of Relevant Employees and other employees commencing employment with a member of the Innovene Group (and participating in a Retained Arrangement) between the Completion Date and the Expiry Date that are the same as or comparable to the benefits which would have been payable under the relevant Retained Arrangement in respect of employment before the Expiry Date.

8.2	Where the relevant Retained Arrangement is funded (whether by self-investment or by using an insurance vehicle), paragraph 8.1 does not apply in respect of benefits for a Relevant Employee and other employees commencing employment with a member of the Innovene Group (and participating in a Retained Arrangement) between the Completion Date and the Expiry Date where such Relevant Employee or other employee of the relevant Innovene Party is requested to consent but does not consent to a transfer of assets being made for him to the Replacement Arrangement under paragraph 6.5 or, where relevant, the consent of a works council or other employee representative body has not been given.

8.3	For the purpose of paragraph 8, “Relevant Employees” means Relevant Employees who are employees of an Innovene Party at the Expiry Date.
9	Other retirement benefit arrangements
If any Relevant Employee participates in arrangements of a like nature, other than the Retirement Benefit Arrangements, BP p.l.c. and the relevant Innovene Party will agree the provision of comparable benefits from the Completion Date.
10	General
If required by the Innovene Group, the BP Group shall procure that actuaries appointed by the Innovene Group shall be provided with sufficient information to enable them to verify (to a material extent) a representative sample of calculations carried out by actuaries appointed by BP p.l.c. under this Schedule (materiality and the representative sample for the purpose of this paragraph 10 is to be agreed by BP p.l.c. and Innovene).

Annex to Schedule 4
BP IAS19 Assumption Setting Policies and Procedures
The following summarizes BP p.l.c.’s policies and processes for setting assumptions used in the calculation of pension and other post-employment benefit liabilities and costs under the Statement 19 of the International Accounting Standards.
PRINCIPLES
The key principles for setting assumptions are as follows:
•	Consistent approach across years and across countries;

•	Key assumptions are not outliers relative to other public companies;

•	The discount rates are set with reference to market conditions as at the date of the relevant financial statements for which liabilities are being calculated;

•	The other assumptions, in aggregate, represent management’s best estimate of future experience relying on advice from plan actuaries and input from human resources where appropriate (e.g. future salary increases, headcount, etc.)
PROCEDURES
Economic Assumptions
1	Discount Rates
All discount rates rounded to the nearest 25bps. Term should match insofar as is possible the duration of the liability. If market data for this duration is not available (or reliable), then the nearest duration for which there is market data. AA corporate bond yields are used where available; otherwise the swap rate plus a spread is used as the basis.
1.1	USD Assumptions: Moodys AA corporate bond index (30 year) is used for USD liabilities, adjusted from semi-annual to annual compounding.

1.2	GBP and Euro assumptions:
For Sterling: IBOXX £ Corporates AA10+
For Euro: based on analysis of yields on three longest dated bonds in the IBOXX € Corporates AA10+ index.
1.3	CAD Assumption
20 year AA index (Bloomberg Fair Value)
2	Inflation Rates
Long term inflation rates used are based on:
2.1	the difference between yields on government fixed interest and index linked bonds for the appropriate duration;

2.2	prior year assumptions and current market inflation indices where available; and

2.3	group planning assumptions.

3	Pension increases to retirees or deferred members
Assumptions used to reflect the rules of the relevant pension plan and historical practices.
4	Salary Growth
Includes reflection of BP’s salary policy (and takes into account past experience).
Demographic Assumptions
Demographic assumptions are set so as to represent a prudent best estimate of future experience. Demographic assumptions reflect past experience and comparisons of experience versus assumptions are carried out regularly to identify any required adjustments to the assumptions.

Schedule 5
Guarantee Fees
1	All Fees
1.1	The relevant Existing Guarantor shall calculate the Fees in its absolute discretion but in good faith and in a commercially reasonable manner, according to the provisions set out in the paragraphs below.

1.2	Innovene, or such other member of the Innovene Group as the relevant Existing Guarantor may agree, shall pay all Fees in US Dollars annually in advance, within 30 calendar days of the invoice being posted by the relevant Existing Guarantor.

1.3	In respect of the period from the Completion Date to and including 31 December 2005, each Fee shall be payable pro rata within 30 calendar days of the invoice being posted by the relevant Existing Guarantor.

1.4	All Guarantee Rates shall be rounded up to the nearest basis point, and all Fees shall be rounded up to the nearest whole US Dollar amount.

1.5	If an Existing Guarantee is terminated or novated to a member of the Innovene Group in its entirety, other than on a Fee Reset Date, the relevant Existing Guarantor shall reimburse to Innovene (or the payer of the Fee in respect of that Existing Guarantee for the then current year, if different) such proportion of the Fee applicable to such Existing Guarantee as applies to the period from such termination or novation to the day preceding the day that would (but for such termination or novation) be the next Fee Reset Date.
2	Calhoun Fee
The Calhoun Fee to take effect as from and including each Fee Reset Date shall be an amount in US Dollars calculated on the basis of the following formula:
Fee = Guarantee Rate x Outstanding Principal
Where:
(a)	“Fee Reset Date” means the second calendar day of each year that BP p.l.c. (or any other member of the BP Group) and BP Amoco Chemicals Company (or any other member of the BP Group) remain guarantors under the Calhoun Bonds;

(b)	“Guarantee Rate” means:
(i)	in respect of the current year: 0.50 per cent; and

(ii)	in respect of each Fee Reset Date thereafter, a rate (expressed as a percentage) determined by BP p.l.c. in its absolute discretion based on the then current rating assigned by S&P to Innovene. The Guarantee Rate to take effect shall be the average credit spread rate during the period from 1st January to 31st December of the preceding calendar year and calculated as the difference between the average absolute composite yields of 10-year securities issued by an issuer falling within the same S&P rating band (as set out below) as BP p.l.c. (on the one hand) and Innovene (on the other), by reference to Bloomberg Fair Market Curves for US Industrial Indices as shown on Bloomberg page FMC or if such page is replaced by a successor page by the same service provider, that successor page. If the relevant page ceases to be published then BP p.l.c. may use such other page or source for the relevant rate, or that approximates that rate as closely as reasonably practicable, as it deems fit provided that such determinations are made in good faith and in a commercially reasonable manner.

Rating Bands	AAA- to AAA+	AA- to AA+	A- to A+	BBB- to BBB+	BB- to BB+	B+ & below
(iii)	The Guarantee Rate shall never be less than 0.40 per cent.
(c)	“Outstanding Principal” means the total aggregate principal amount outstanding under the Calhoun Bonds on the calendar day immediately preceding such Fee Reset Date.
3	Lease Fee
The Lease Fee to take effect as from and including each Fee Reset Date shall be an amount in US Dollars calculated on the basis of the following formula:
Fee = Guarantee Rate x Discounted Cash Commitments
Where:
(a)	“Fee Reset Date” means the second calendar day of each year that BPCNA (or any other member of the BP Group) remains a guarantor of the obligations of the Innovene Group under the Innovene Leases;

(b)	“Guarantee Rate” means:
(i)	in respect of the current year: 0.50 per cent; and

(ii)	in respect of each Fee Reset Date thereafter, a rate (expressed as a percentage) determined by BP p.l.c. in its absolute discretion based on the then current rating assigned by S&P to Innovene. The Guarantee Rate to take effect shall be the average credit spread rate during the period from 1st January to 31st December of the preceding calendar year and calculated as the difference between the average absolute composite yields of 10-year securities issued by an issuer falling within the same S&P rating band (as set out below) as BP p.l.c. (on the one hand) and Innovene (on the other), by reference to Bloomberg Fair Market Curves for US Industrial Indices as shown on Bloomberg page FMC or if such page is replaced by a successor page by the same service provider, that successor page. If the relevant page ceases to be published then BP p.l.c. may use such other page or source for the relevant rate, or that approximates that rate as closely as reasonably practicable, as it deems fit provided that such determinations are made in good faith and in a commercially reasonable manner.

Rating Bands	AAA- to AAA+	AA- to AA+	A- to A+	BBB- to BBB+	BB- to BB+	B+ & below

(iii)	The Guarantee Rate shall never be less than 0.40 per cent.
(c)	“Discounted Cash Commitments” means, in respect of a Fee Reset Date, an amount in US Dollars equal to the sum of the discounted value of all lease payment commitments that are payable on the Innovene Leases on the calendar day immediately preceding such Fee Reset Date. The discounted value of any such lease payment commitment shall be determined by reference to a discount rate equal to the preceding year’s (from 1 January to 31 December) historical average absolute composite yield of 10-year securities issued by an issuer falling within the same S&P rating band (as set out below) as BP p.l.c., by reference to Bloomberg Fair Market Curves for US Industrial Indices as shown on Bloomberg page FMC or if such page is replaced by a successor page by the same service provider, that successor page. If the relevant page ceases to be published then BP p.l.c. may use such other page or source for the relevant rate, or that approximates that rate as closely as reasonably practicable, as it deems fit provided that such determinations are made in good faith and in a commercially reasonable manner. The applicable discount rate for 2005 is 5 per cent.
4	Guarantee Fees for all other Existing Guarantees
The provisions of this Paragraph 4 apply in respect of each of the ICX Guarantee, the Port of Houston Guarantee and, unless the relevant Parties otherwise agree, any other Existing Guarantee not referred to elsewhere in this Schedule 5.
The applicable Fee to take effect as from and including each Fee Reset Date shall be an amount in US Dollars calculated on the basis of the following formula:
Fee = Guarantee Rate x Outstanding Principal
Where:
(a)	“Fee Reset Date” means the second calendar day of each year that the relevant Existing Guarantor (or any other member of the BP Group) remains guarantor under the relevant Existing Guarantee;

(b)	“Guarantee Rate” means:
(i)	in respect of the calendar year 2005, 0.50 per cent;

(ii)	in respect of each Fee Reset Date thereafter, a rate (expressed as a percentage) determined by BP p.l.c. in its absolute discretion based on the then current rating assigned by S&P to Innovene. The Guarantee Rate to take effect shall be the average credit spread rate during the period from 1 January to 31 December of the preceding calendar year and calculated as the difference between the average absolute composite yields of 10-year securities issued by an issuer falling within the same S&P rating band (as set out below) as BP p.l.c. (on the one hand) and Innovene (on the other), by reference to Bloomberg Fair Market Curves for US Industrial Indices as shown on Bloomberg page FMC or, if such page is replaced by a successor page by the same service provider, that successor page. If the relevant page ceases to be published, then BP p.l.c. may use such other page or source for the relevant rate, or that approximates that rate as closely as reasonably practicable, as it deems fit provided that such determinations are made in good faith and in a commercially reasonable manner;

Rating Bands	AAA- to AAA+	AA- to AA+	A- to A+	BBB- to BBB+	BB- to BB+	B+ & below
(iii)	the Guarantee Rate shall never be less than 0.40 per cent.
“Outstanding Principal” means the total aggregate principal amount outstanding under the relevant Existing Guarantee on the calendar day immediately preceding the Fee Reset Date.

Annex A to Schedule 5
Innovene Leases
1	Series 1993-A Leveraged Lease Financing of Railroad Rolling Stock dated as of September 30, 1993 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company as Lessee, Banc One Equipment Finance, Inc. as Owner, State Street Bank and Trust Company as Trustee, LaSalle National Bank as Indenture Trustee and Teachers Insurance and Annuity Association of America 2. as Lender.

2	Leveraged Lease Financing of Railroad Rolling Stock Trust 1999-B dated as of September 27, 1999 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company as Lessee, Comerica Leasing Corporation as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association as Trustee, LaSalle Bank National Association as Indenture Trustee and various Lenders.

3	Leveraged Lease Financing of Railroad Rolling Stock Trust 1999-C dated as of September 27, 1999 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company as Lessee, Comerica Leasing Corporation as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association as Trustee, LaSalle Bank National Association as Indenture Trustee and Teachers Insurance and Annuity Association of America as Lender.

4	Leveraged Lease Financing of Railroad Rolling Stock Trust 1992-A dated as of September 15, 1992 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company as Lessee, Banc One Equipment Finance, Inc as Owner, The Connecticut National Bank as Trustee, LaSalle National Bank as Indenture Trustee and Teachers Insurance and Annuity Association of America as Lender.

5	Leveraged Lease Financing of Railroad Rolling Stock 1989 dated as of August 1, 1989 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company as Lessee, Mercantile-Safe Deposit and Trust Company as Agent, First Chicago Leasing Corp. as Owner, The Connecticut National Bank as Trustee, and the State of Wisconsin Investment Board as the Investor and Indenture Trustee and Teachers Insurance and Annuity Association of America as Lender.

6	Leveraged Lease Financing of Railroad Rolling Stock Trust 1999-A dated as of September 27, 1999 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company Inc. as Lessee, PNC Bank, National Association as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association as Trustee, LaSalle Bank National Association as Indenture Trustee and various Lenders.

7	Leveraged Lease Financing of Railroad Rolling Stock Trust 2000-A dated as of April 3, 2000 (as amended, restated or supplemented from time to time) among BP Amoco Chemical Company Inc. as Lessee, PNC Bank, National Association as Owner Participant, State Street Bank and Trust Company of Connecticut, National Association as Trustee, LaSalle Bank National Association as Indenture Trustee and Metropolitan life Insurance Company as Lender.

8	Leveraged Lease Financing of Railroad Rolling Stock 1995 dated as of January 1, 1997 (as amended, restated or supplemented from time to time) among BP Amoco Polymers, Inc. as Lessee, General Electric Capital Corporation as Owner Participant, Wilmington Trust

Company as Owner Trustee, Various Lenders and U.S. Bank National Association as Indenture Trustee.

9	KBC Bank N.V. (Solvay Net Lease — Trust 1999) dated as of April 30, 1999 (as amended, restated or supplemented from time to time) among BP Amoco Polymers Inc. as Lessee, KBC Bank N.V. as Owner Participant, Wilmington Trust Company, as Owner Trustee, U.S. Bank National Association as Indenture Trustee and The Travelers Insurance Company as Lender.

10	Verizon Capital Corporation 1992 dated as of August 14, 1992 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, Massachusetts Mutual Life Insurance Company as Lender, U.S. Bank National Association as Owner Trustee.

11	Comerica 2000 Solvay Polymers Equipment Trust dated as of July 1, 2000 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, Comerica Leasing Corporation as Owner Participant, Wilmington Trust Company as Owner Trustee, The Travellers Insurance Company as Lender and U.S. Bank National Association as Indenture Trustee.

12	Rail Car Lease 1994 Solvay Polymers Equipment Trust dated as of June 1, 1994 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, Manufacturer’s Hanover Leasing International Inc. as Owner Participant, Wilmington Trust Company as Owner Trustee, various Lenders and U.S. Bank National Association as Indenture Trustee.

13	GE Solvay Polymers Equip Trust 1998 dated as of May 1, 1998 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, General Electric Capital Corporation as Owner Participant, Wilmington Trust Company as Owner Trustee, The Travellers Insurance Company and Jefferson Pilot Financial Insurance Company as Lenders and U.S. Bank National Association as Indenture Trustee.

14	Connell 1 Solvay Polymers Inc 1989 Rail Car Lease dated as of May 3, 1989 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, Connell Finance Company, Inc. as Owner, U.S. Bank National Association as Trustee.

15	M&T Bank 1986 dated as of September 1, 1986 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, M&T Bank as Owner, U.S. Bank National Association as Agent, Prudential Capital Group and Delaware Investments as Lenders.

16	BNY Capital Resources Corp. 1985 dated as of May 22, 1985 (as amended, restated or supplemented from time to time) among BP Polyethylene North America as Lessee, BNY Capital Resources Corp. as Lessor.

17	Caterpillar Financial Services Corporation 2000 dated as of October 16, 2000 (as amended, restated or supplemented from time to time) between BP Polyethylene North America as Lessee and Caterpillar Financial Services Corporation as Lessor.

Schedule 6
Environmental matters
1	Interpretation
     In this Schedule unless the context otherwise requires:
1.1	Definitions
“Asbestos Claim” means any Claim by any person in respect of (i) exposure or alleged exposure of any person to asbestos at or emanating from the Properties; and/or (ii) as a result of exposure or alleged exposure to asbestos of any person as a result of or in connection with the operation of the Innovene Group Businesses;
“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, order, decree, permit, approval, concession, grant, franchise, licence, agreement or requirement of any Governmental Authority having jurisdiction over the matter or matters in question, and in each case existing to the extent having force of law at the time in question;
“Avanti Claim” means any Claim brought by a third party in relation to the explosion of the “Avanti” barge at a jetty in Cologne;
“Bayer Landfill” means the landfill site located at Dormagen-Rheinfeld;
“Contamination” means On-Site Innovene Contamination, Migrating Innovene Contamination, On-Site BP Contamination, Migrating BP Contamination, Pipelines and Jetties Contamination and the presence of Hazardous Materials in soil, groundwater or surface water as a result of the matters indemnified in paragraphs 3.1.8 and 3.1.9 or in relation to an Avanti Claim;
“Degussa AG Indemnity” means the indemnity in respect of environmental matters provided by Degussa AG (formerly Hüls Aktiengesellschaft) to Deutsche BP Holding Aktiengesellschaft in the Agreement for the Purchase and Transfer of Shares and Partnership Interest dated 23 December 1997 and as set out in the hereditary building right agreement dated 29 September 1997 (role of deeds no. 1371/1997 of the public notary Hans Dieter Lange in Marl) as amended on 16 February 1998 (role of deeds no. 216/1998 of the public notary Hans Dieter Lange in Marl);
“Emergency” means imminent and significant danger to human health or to the Environment arising out of Contamination and that is giving or is likely to give rise to liability under or a breach of Environmental Law, which danger is capable of prevention or substantial limitation by immediate Remedial Action;
“Environment” means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or manmade structures above or below ground or above or below water), water (including water under or within land or in pipes, tanks, ditches or sewerage systems), soil and land (including land under water) and any ecological systems and living organisms supported by these media including, for the avoidance of doubt, man;
“Environmental Contract” means the environmental provisions contained in any agreement executed by any member of the BP Group or the Innovene Group in relation to the Innovene Group Businesses prior to the Completion Date that applies to Contamination, Bayer Landfill, Sarralbe Ponds and Off-Site Waste Disposal;

“Environmental Law” means any and all European Community, national, supranational, federal, state, regional or local statutes, laws and codes of law (including the common law and including the TA Luft and TA Lärm and other German technical guidelines) in each case which are applicable to the BP Group Businesses or the Innovene Group Businesses and are in force from time to time in the applicable jurisdiction concerning (including by way of providing protections, controls, regulation and authorisation in respect of (i) and (ii) below) or otherwise providing remedies in respect of:
(i)	pollution of or damage to or the protection of the Environment (including, for the avoidance of doubt, the protection of human health and safety); and/or

(ii)	emissions, discharges, releases or escapes into the Environment of Hazardous Materials or the production, processing, use, treatment, storage, transport, or disposal of Hazardous Materials, and any regulations or subordinate legislation, orders, judgments, circulars, by-laws, codes of practice and technical instructions issued or made under them which are applicable to the BP Group Businesses or the Innovene Group Businesses and have the force of law but excluding zoning and planning law;
“Environmental Licence” means any authorisation, consent, approval, permit, certificate, licence, exemption or registration required under or in relation to any Environmental Law;
“Environmental Losses” means any Losses (including the reasonable cost of Remedial Action but excluding internal costs and expenses and indirect or consequential losses except to the extent that such Losses are claimed or asserted against an Indemnified Party by a third party) suffered or incurred by any member of the Indemnified Party’s group in respect of any Liability or Claim under or breach of Environmental Law, any Environmental Licence or any Environmental Contract and in respect of Contamination includes any Losses arising from any obligation under Environmental Law or any Environmental Contract to undertake Remedial Action provided that such Losses shall exclude Losses arising in respect of any Employment Liability (as defined under the applicable Local Transfer Agreement) save where that Employment Liability arises from a Toxic Tort Claim in which case the provisions of this Schedule and not the provisions of the relevant Local Transfer Agreement shall apply to those Losses;
“Environmental Trigger Event” means:
(i)	the service on, or the receipt by, any member of the Indemnified Party’s group of written notification of the commencement of (or an intention to commence) any civil, administrative or criminal proceedings or suit or written regulatory or administrative notice, or any final or interim judicial or administrative decree, judgment, information or order or the commencement of any regulatory or administrative enforcement proceedings, in each case, issued or made under Environmental Law in relation to the relevant matter; or

(ii)	the service on or the receipt by any member of the Indemnified Party’s group of written notice pursuant to any Environmental Contract giving rise to an obligation on the part of such member of the Indemnified Party’s group to undertake Remedial Action in respect of Contamination, Sarralbe Ponds and Off-site Waste Disposal or otherwise discharge a liability in relation to the relevant matter; or

(iii)	circumstances where, if none of the Indemnifying Party and each member of the Indemnified Party’s group were to act in relation to the relevant matter, a Regulatory Authority and/or a third party would be more likely than not to take the actions or proceedings identified in (i) or (ii) above; or

(iv)	both the Indemnifying Party and the Indemnified Party agree that action in respect of the relevant matter is reasonably required; or

(v)	an Emergency has occurred;
“Former Employee Exposure Claim” means any Claim (other than in relation to exposure to Hazardous Materials in, on or under soil, groundwater or surface water or a Pre-Completion Product Liability Claim) by any former employee (or the relatives or dependants of any such employee) of the Innovene Group and/or the BP Group in respect of the Innovene Group Businesses who is not employed by the Innovene Group after the Completion Date in respect of his or her exposure or alleged exposure while in such employment to Hazardous Materials at, from or of the Innovene Group Businesses prior to the Completion Date;
“Former Site BP Contamination” means the presence of Hazardous Materials in, on or under any property formerly owned, occupied or leased by any Transferred Company at any time prior to the Completion Date but not owned, occupied or leased by the Innovene Group at any time after the Completion Date and the migration of those Hazardous Materials to any off-site location at any time;
“Hazardous Materials” means any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form), which is capable (alone or in combination) of causing harm to man or any other living organism, or capable of damaging the Environment or public health or welfare, including but not limited to any controlled, special, hazardous, polluting, toxic or dangerous substances; radioactive substances, asbestos; waste; electromagnetic radiation, noise, electricity or heat;
“Indemnified Party” means the Relevant Member of the Innovene Group in respect of a Claim under paragraph 2 of this Schedule, and the Relevant Member of the BP Group in respect of a Claim under paragraph 3 of this Schedule;
“Indemnifying Party” means the Relevant Member of the BP Group in respect of a claim under paragraph 2 of this Schedule, and Relevant Member of the Innovene Group in respect of a claim under paragraph 3 of this Schedule;
“Jetties” means the jetties and docks from which the Innovene Group Business has operated by including those listed in Part 1 of Annex A to Schedule 6;
“Migrating BP Contamination” means the presence of Hazardous Materials in the Environment as a result of the migration through on, in or under air, soil, surface water or groundwater from any Retained Property of Hazardous Materials that were present at any time in, on or under any of the Retained Properties;
“Migrating Innovene Contamination” means the presence of Hazardous Materials in the Environment as a result of the migration through on, in or under air, soil,

surface water or groundwater from any Property of Hazardous Materials that were present at any time in, on or under any of the Properties;
“Naperville Exposure Claim” means any Claim, in respect of the development of a brain tumour made by any person in respect of exposure or alleged exposure of any person prior to the Completion Date to Hazardous Materials at the Naperville Research Centre, Naperville, Illinois, USA;
“Off-Site Waste Disposal” means the disposal of waste by the BP Group or the Innovene Group prior to the Completion Date at any location not occupied at any time by the Innovene Group Business (as operated at or at any time prior to the Completion Date) other than the disposal of waste in the Bayer Landfill or the Sarralbe Ponds;
“On-Site BP Contamination” means the presence of Hazardous Materials in the Environment in, on or under any of the Retained Properties at any time but excluding Migrating Innovene Contamination;
“On-Site Innovene Contamination” means the presence of Hazardous Materials in the Environment in, on or under any of the Properties at any time but excluding Migrating BP Contamination;
“Option and Right of First Offer Agreement” means the Option and Right of First Offer Agreement entered into on 31 March 2005 by BP Amoco Chemical Company and O&D USA LLC, pursuant to which O&D USA LLC was granted an option to purchase the PIB Unit and BP Amoco Chemical Company was granted a right of first offer to purchase the PCU Unit;
“PCU Unit” means the polymer grade propylene and chemical grade propylene unit located at O&D USA LLC’s facility in Texas City, Texas including the real estate relating thereto;
“PIB Unit” means the polybutene unit owned by BP Amoco Chemical Company at its facility in Texas City, Texas including the real estate relating thereto;
“Pipelines” means the pipelines owned and/or operated by the Innovene Group Businesses at the Completion Date including those listed in Part 2 of Annex A to Schedule 6 and any associated infrastructure but excluding the US JV Pipeline Assets;
“Pipelines and Jetties Contamination” means the presence of Hazardous Materials in the Environment as a result of the operation of the Pipelines and/or the Jetties by the Innovene Group Business at any time prior to the Completion Date;
“Post-Completion Date Product Liability Claim” means any Claim other than in relation to exposure to Hazardous Materials in, on or under soil, groundwater or surface water and other than from an employee or former employee of the BP Group or Innovene Group in respect of exposure while in the employment of either the BP Group or the Innovene Group arising from the exposure of any person to Hazardous Materials manufactured at any time after the Completion Date by the Innovene Group Businesses;
“Pre-Completion Date Product Liability Claim” means any Claim other than in relation to exposure to Hazardous Materials in, on or under soil, groundwater or surface water and other than from an employee or former employee of the BP Group or Innovene Group in respect of exposure while in the employment of either the BP Group or the Innovene Group arising from the exposure of any person to Hazardous Materials manufactured at any time prior to or on the Completion Date by the Innovene Group Businesses as operated at the Completion Date;
“Properties” means the land and/or real property and/or hereditary building rights:
(i)	howsoever transferred to the Innovene Group pursuant to the Local Transfer Agreements (as amended), but excluding the PCU Unit from the ROFO Closing Date (as defined in the Option and Right of First Offer Agreement);

(ii)	identified under the section headed as “onroerende goederen” in the de-merger deed“S” (the Met splitsing gelijkgestelde verrichting of partiele splitsing (artikel 677 van het Wetboek van Vennootschappen) door inbreng in de naamloze vennootschap) executed by Notary Coppin on 31 December 2004 and by virtue of which certain Innovene Group Businesses were transferred from BP Chembel NV to O&D Belgium NV, more particularly outlined with the letters 1A and 1B on the drawings attached as Annex 1 to said deed;

(iii)	identified under the section headed as “Overeenkomst tot vruchtgebruik” in a deed by virtue of which a usufruct right was created, executed by Notary Coppin on 21 December 2004;

(iv)	identified under the section headed as “Erfpachtoverseenkomst” in a deed by virtue of which a long term lease was created, executed by Notary Coppin on 21 December 2004;

(v)	howsoever transferred to the Innovene Group pursuant to the Pasadena Toll Processing Agreement as and when transferred by BP Amoco Chemical Company Inc to O&D USA LLC;

(vi)	howsoever transferred to the Innovene Group pursuant to the Option and Right of First Offer Agreement as and when transferred by BP Amoco Chemical Company to O&D USA LLC, save that where the PIB Unit is retransferred pursuant to the terms of the Option and Right of First Offer Agreement to the BP Group it shall be excluded from the scope of this definition;

(vii)	held by BP Wingles SAS and/or any other BP Group Company in relation to the businesses carried on by BP Wingles SAS if and when transferred by the BP Group to the Innovene Group;

(viii)	leased to the Innovene Group pursuant to the Monomer Lease Agreement between Deutsche BP AG and Jewel Services GmbH (now known as Innovene Manufacturing Deutschland GmbH) dated 31 March 2005 and pursuant to the Polymer Lease Agreement between Deutsche BP AG and Jewel Services GmbH (now known as Innovene Manufacturing Deutschland GmbH) dated 31 March 2005;

(ix)	located at the Los Angeles Refinery, City of Carson, California leased by BP West Coast Products LLC to Innovene Polypropylene LLC pursuant to the Amended and restated ground lease dated 16th June 2005;

(x)	located at Sarralbe, Willerwald, Puttelange aux Lacs, Petit Ebersviller, Herbitzheim and Carling and granted for use by BP High Density Polyethylene SA to Innovene Manufacturing France SAS pursuant to the commodatum entered into between BP High Density Polyethylene SA and BP Lavéra SAS (now known as Innovene Manufacturing France SAS) dated 31 March 2005;

(xi)	leased or sub-leased by a member of the BP Group to a member of the Innovene Group pursuant to an Additional Grangemouth Arrangement; and/or

(xii)	located at Martigues (except for the sites used as service stations) and granted for use by BP France SA to Innovene Manufacturing France SAS pursuant to the commodatum entered into between BP France SA and BP Lavéra SAS (now known as Innovene Manufacturing France SAS) dated 31 March 2005.
“Reasonable and Prudent Operator” means a person in good faith seeking to perform its contractual obligations and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator having regard to Applicable Law engaged in the same type of undertaking, in the same industry, and under the same or similar circumstances and conditions, and any reference to the standard of a Reasonable and Prudent Operator herein shall be a reference to such degree of skill, diligence, prudence and foresight as aforesaid;
“Regulatory Authority” means any agency, authority, body, federal, state, provincial, local or central government department, local, state, provincial, national or supranational body, commission or any other entity with authority and/or powers under Environmental Law;
“Remedial Action” means such measures to investigate, inspect, monitor, respond to, remove, remedy, abate, contain, control, treat or ameliorate Contamination;
“Retained Properties” means the real estate and real property interests and/or leasehold interests in real property held by the BP Group at the Completion Date at the Shared Sites, including for the avoidance of doubt the PCU Unit from the ROFO Closing Date (as defined in the Option and Right of First Offer Agreement) save that in all other respects this definition shall exclude the Properties;
“Sarralbe Ponds” means the lagoons and ponds used for the disposal of sludge at or in connection with the operations at any time conducted at Sarralbe, France including the lower Willerwald Ponds;
“Shared Sites” means Carson, Geel, Grangemouth, Texas City and Whiting;
Step In Grangemouth Asset” means any real estate and/or assets leased or sub-leased by any member of the BP Group to any member of the Innovene Group pursuant to an Additional Grangemouth Arrangement;
“Toxic Tort Claims” means any Claim (other than arising from or relating to exposure to Hazardous Materials in, on or under soil, groundwater or surface water or a Pre-Completion Product Liability Claim) seeking damages for personal injury or death brought by any person (or the relatives or dependents of such person) (“Toxic Tort Claimant”) in respect of which:
(i)	prior to the Completion Date the Toxic Tort Claimant had issued and served legal proceedings upon the BP Group; or

(ii)	within 12 months of the Completion Date the Toxic Tort Claimant has issued and served legal proceedings upon the BP Group and/or Innovene Group (or the Claim has been settled) and prior to the Completion Date had threatened in writing to serve legal proceedings upon the BP Group in respect of the Claim; and

(iii)	in all cases arises from or relates to that person’s dermal contact with or inhalation or ingestion of Hazardous Materials at, from, of or manufactured by the Innovene Group Businesses prior to the Completion Date;
“Transferred Company” means any company whose shares are transferred by any member of the BP Group to any member of the Innovene Group, pursuant to any Local Transfer Agreement; and
“US JV Pipeline Assets” are those assets listed in Part 3 of Annex A to Schedule 6.
1.2	References to paragraphs in this Schedule shall be to paragraphs in this Schedule, unless otherwise expressly stated.

1.3	The Parties acknowledge to each other that the use of the defined terms set out above for the purposes of this Schedule shall not be used to imply that the Parties have in any way agreed that such defined terms should be of more general application to other agreements or arrangements entered into between them.
2	BP’s Environmental Indemnity to the Innovene Group
2.1	Subject to the provisions of this Schedule, the BP Parties undertake to indemnify the Innovene Parties (for themselves and on behalf of the Innovene Group) against any and all Environmental Losses suffered or incurred by any member of the Innovene Group arising from or out of:
2.1.1	On-Site BP Contamination;

2.1.2	Migrating BP Contamination;

2.1.3	Off-Site Waste Disposal;

2.1.4	Former Site BP Contamination;

2.1.5	any Pre-Completion Date Product Liability Claim;

2.1.6	any Former Employee Exposure Claim;

2.1.7	any Naperville Exposure Claim;

2.1.8	any Asbestos Claim to the extent that such Claim relates to exposure to Hazardous Materials prior to or on the Completion Date;

2.1.9	any Liability in relation to any business of any member of the BP Group or Innovene Group, which as at the Completion Date, had been discontinued (other than in relation to Contamination at or emanating from the Properties);

2.1.10	any Liability of the type indemnified under this Schedule arising under any agreement other than a joint venture agreement entered into by any member of the BP Group or Innovene Group (other than a Reorganisation Agreement or any transitional services or similar agreement) for the sale or other disposal by the BP Group or Innovene Group of any other business or company where such agreement was entered into prior to the Completion Date;

2.1.11	any Toxic Tort Claim; or

2.1.12	the ownership and/or operation by any member of the BP Group of any Step In Grangemouth Asset from the date of termination of the Additional Grangemouth Arrangement in respect of that Step In Grangemouth Asset, and provided that the BP Parties shall only be obliged to make any payment under this indemnity in respect of any Environmental Losses to the extent that the Relevant Member of the Innovene Group, has actually paid out an amount equal to such Environmental Losses, save that where Environmental Losses relating to Remedial Action for a particular case of Contamination are ongoing, the BP Parties shall indemnify the Relevant Member of the Innovene Group on a six monthly basis in arrears in respect of the Environmental Losses actually incurred.
2.2	Each Party gives or receives (as the case may be) the indemnity referred to in this paragraph 2 only to the extent that it is the Relevant Member in relation to the relevant Environmental Losses.
3	The Innovene Group’s Environmental Indemnity to the BP Group
3.1	Subject to the provisions of this Schedule, the Innovene Parties undertake to indemnify the BP Parties (for themselves and on behalf of the BP Group) against any and all Environmental Losses, other than those recovered under paragraph 2 (or which, had the loss been suffered by the Innovene Group and not the BP Group, would have been recovered under paragraph 2), suffered or incurred by the Relevant Member of the BP Group in relation to:
3.1.1	the Innovene Group Businesses and the conduct thereof on or before the Completion Date:

3.1.2	On-Site Innovene Contamination;

3.1.3	Migrating Innovene Contamination;

3.1.4	Pipelines and Jetties Contamination;

3.1.5	the Bayer Landfill;

3.1.6	any Avanti Claim;

3.1.7	the Sarralbe Ponds;

3.1.8	the ownership and/or operation of the PCU Unit from the Completion Date to the ROFO Closing Date (as defined in the Option and Right of First Offer Agreement);

3.1.9	the ownership and/or operation of the PIB Unit from the Option Closing Date (as defined in the Option and Right of First Offer Agreement) to the

date O&D USA LLC retransfers the PIB Unit to the BP Group pursuant to the terms of the Option and Right of First Offer Agreement;

3.1.10	any Asbestos Claim to the extent that such Claim relates to exposure to Hazardous Materials after the Completion Date;

3.1.11	any breach at any time of any Environmental Licence held at any time by the BP Group or the Innovene Group for the operation of and required by the Innovene Group Businesses;

3.1.12	a Post-Completion Date Product Liability Claim;

3.1.13	the ownership, occupation and/or operation by the Innovene Group of real estate and/or assets at the Naperville Research Centre, Naperville, Illinois, USA; and

3.1.14	any liability under or in connection with the Environmental Indemnity entered into on 20 October 1998 by ARCO Products Company in favour of the Itochu Corporation, and provided that the Innovene Parties shall only be obliged to make a payment under this indemnity in respect of any Environmental Losses to the extent that the Relevant Member of the BP Group has actually paid out an amount equal to such Environmental Losses, save that where Environmental Losses relating to Remedial Action for a particular case of Contamination are ongoing, the Innovene Parties shall indemnify the Relevant Member of the BP Group on a six monthly basis in arrears in respect of the Environmental Losses actually incurred.
3.2	Each Party gives or receives (as the case may be) the indemnity referred to in this paragraph 3 only to the extent that it is the Relevant Member in relation to the relevant Environmental Losses.
4	Innovene Trigger Condition
The BP Parties shall have no liability to the Relevant Member of the Innovene Group in respect of any Environmental Losses under paragraph 2:
4.1	until the Relevant Member of the BP Group has received Notice in respect of the Environmental Losses suffered or incurred from the Relevant Member of the Innovene Group setting out reasonable details of the circumstances giving rise to the Claim, including, where appropriate, details of the Environmental Trigger Event and an estimate of the amount of the Claim if reasonably practicable and the Relevant Member of the Innovene Group shall give such notice as soon as reasonably practicable after becoming aware that it has suffered or is likely to suffer the Environmental Losses in respect of which it may seek to be indemnified under this Schedule; and

4.2	in respect of matters addressed by paragraphs 2.1.1 (On-Site BP Contamination), 2.1.2 (Migrating BP Contamination), 2.1.3 (Off-Site Waste Disposal), or 2.1.4 (Former BP Site Contamination) until an Environmental Trigger Event has occurred in respect of the relevant matter which the Relevant Member of the Innovene Group seeks to claim under this Schedule.

5	BP Trigger Condition
The Relevant Member of the Innovene Group shall have no liability to the Relevant Member of the BP Group in respect of any Environmental Losses:
5.1	until the Relevant Member of the Innovene Group has received Notice in respect of the Environmental Losses suffered or incurred from the Relevant Member of the BP Group setting out reasonable details of the circumstances giving rise to the Claim, including, where appropriate, details of the Environmental Trigger Event and an estimate of the amount of the Claim if reasonably practicable and the Relevant Member of the BP Group shall give such notice as soon as reasonably practicable after becoming aware that it has suffered or is likely to suffer the Environmental Losses in respect of which it may seek to be indemnified under this Schedule; and

5.2	in respect of matters addressed by paragraphs 3.1.2 (On-site Innovene Contamination), 3.1.3 (Migrating Innovene Contamination), 3.1.4 (Pipelines and Jetties Contamination), 3.1.7 (Sarralbe Ponds); 3.1.8 (PCU Unit), 3.1.9 (PIB Unit) or 3.1.12 (Breach of Licence), until an Environmental Trigger Event has occurred in respect of the relevant matter which the Relevant Member of the BP Group seeks to claim under this Schedule.
6	Time limits
The Relevant Member of the BP Group shall not be liable in relation to any Claim under paragraph 2.1.5 (Pre-Completion Product Liability Claim) or paragraph 2.1.7 (Asbestos Claims) or paragraph 2.1.6 (Former Employee Exposure Claim) to the extent that the Relevant Member of the Innovene Group does not give Notice in respect of any Claim to the Relevant Member of the BP Group prior to the twentieth anniversary of the Completion Date.
7	General Limitations on Liability
7.1	The Indemnifying Party shall not be liable in relation to any Claim under paragraphs 2 and 3 to the extent that:
7.1.1	the Environmental Losses or part thereof result from or would not have occurred but for, or are increased by:
(i)	any act, omission or transaction after the Completion Date of any member of the Indemnified Party’s group or their respective directors, officers, employees or successors in title which is reckless or grossly negligent or outside the ordinary course of trading;

(ii)	the closure or mothballing or the cessation of operations at any property or part of it (owned by the Indemnified Party’s group) after the Completion Date;

(iii)	any material change in use of any property (or part of it) owned by any member of the Indemnified Party’s group after the Completion Date to a different use (other than to any industrial use) that results in the property having a significantly increased environmental sensitivity, where such change was made by either any member of the Indemnified Party’s Group or by any third party following disposal of the property by such member of the Indemnified Party’s Group which contemplated such a change in use;

(iv)	any construction, development or demolition works at any property (or part of it) after the Completion Date undertaken by or on behalf of any member of the Indemnified Party’s group without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed) but excluding any such construction, development or demolition works that would have been undertaken by a Reasonable and Prudent Operator;

(v)	the disclosure of information (or the authorisation of such disclosure) concerning Contamination by any member of the Indemnified Party’s group after the Completion Date to any Regulatory Authority or to any third parties without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed) except where such disclosure is required under any law (including Environmental Law) or pursuant to an Environmental Contract or would be undertaken by a Reasonable and Prudent Operator; or

(vi)	the undertaking, authorising, initiation or procuring of any intrusive investigations at or in respect of any property after the Completion Date by any member of the Indemnified Party’s group without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed), except where such investigations are required by Environmental Law, any Environmental Contract, a Regulatory Authority acting pursuant to powers under Environmental Law, a court order or where they would be carried out in good faith by a Reasonable and Prudent Operator;
7.1.2	any Remedial Action exceeds that which would be required to discharge or remedy any Liability for Contamination under Environmental Law or any Environmental Contract pursuant to standards or criteria applicable to a property in industrial use in the jurisdiction at the relevant time (including any such standards or criteria that allow for the use of institutional controls and/or risk based Remedial Actions).
7.2	The provisions of paragraphs 1.5 (Double Recovery), 1.6 (Effect of Waiver, Release etc), 2.1 (Timing of Payment), 2.2 (Interest), 2.3 (Set Off), 2.4 (Withholdings and Deductions, Gross Up and VAT) and 2.5 (Treatment of Payments) but not paragraph 1.1 (Acts of Indemnified Party or Members of its Group after the Completion Date) of Schedule 3 shall also apply in respect of any Claims under paragraphs 2 and 3 of this Schedule, save that references in Schedule 3 to Losses shall be read as Environmental Losses.

7.3	The BP Group shall have no liability to the Innovene Group in respect of On-Site BP Contamination and/or Migrating BP Contamination in respect of Environmental Losses under this Schedule to the extent that such losses arise from or are increased by any new release into the Environment (excluding for the purposes of this paragraph the built Environment) of Hazardous Materials at, on, or from any of the Retained Properties (or part thereof) occurring after the date of any complete transfer of the entire Indemnifying Party’s interest in such Retained Property (or part thereof) to a third party purchaser.

7.4	The Innovene Group shall have no liability to the BP Group in respect of On-Site Innovene Contamination and/or Migrating Innovene Contamination in respect of Environmental Losses under this Schedule to the extent that such losses arise from or are increased by any new release into the Environment (excluding for the purposes of this paragraph the built Environment) of Hazardous Materials at, on, or from any of the Properties (or part thereof) occurring after the date of any complete transfer of the entire Indemnifying Party’s interest in such Property (or part thereof) to a third party purchaser.
8	Notice
As soon as reasonably practicable after an Indemnified Party becomes aware of any circumstances which are likely to lead to a Claim by it under this Schedule, the Indemnified Party shall give written notice thereof to the Indemnifying Party specifying in reasonable detail the relevant matters giving rise to and relating to a Claim under this Schedule, and thereafter (including after a notification has been made in accordance with paragraph 4.1 or 5.1 as the case may be) the Indemnified Party shall keep the Indemnifying Party fully informed in writing of all material developments relating thereto.
9	Remedial Action
9.1	Save in cases of Emergency to which paragraph 9.2 shall apply, the remaining provisions of this paragraph 9 shall govern the procedure for undertaking Remedial Action where the cost of such Remedial Action is or may become the subject of any Claim under paragraphs 2 or 3.

9.2	In the case of Remedial Action undertaken in an Emergency, the cost of which Remedial Action is or may become the subject of a Claim under paragraph 2 or 3, the Indemnified Party may undertake such Remedial Action as it reasonably considers to be appropriate at the time of the Emergency to abate the Emergency provided that the Indemnified Party shall provide written notice to the Indemnifying Party of the Emergency and the Remedial Action undertaken or proposed to be undertaken as soon as reasonably practicable and if any further Remedial Action is required after the Emergency has abated, the remaining provisions of this paragraph shall apply thereto.

9.3	The Indemnifying Party shall have conduct of any Remedial Action save that:
9.3.1	where the Remedial Action (or part thereof) is to take place on any property owned by the Indemnified Party; or

9.3.2	where the Indemnifying Party is failing to act as a Reasonable and Prudent Operator in respect of such Remedial Action, then the Indemnified Party shall, at its election, be entitled to take conduct of that Remedial Action (or part thereof) and the remaining paragraphs of this paragraph 9 shall apply to the carrying out of such Remedial Action.
9.4	Where appropriate, the Indemnified Party shall as soon as practicable provide written notice to the Indemnifying Party that in its opinion there is or is likely to be the need for Remedial Action and shall provide in reasonable detail its explanation of such need.

9.5	Where in accordance with paragraph 9.3 the Indemnified Party seeks to undertake Remedial Action in respect of Contamination to comply with, settle or discharge any notice served on any member of the Indemnified Party’s group (or any proceedings or action referred to in that notice);
(i)	the Remedial Action in respect of which the Indemnified Party can claim under this Schedule shall be such Remedial Action as is agreed between the relevant Regulatory Authority and the Indemnified Party (or such other member of the Indemnified Party’s group as is nominated by the Indemnified Party) acting reasonably, wherever the Regulatory Authority specifies particular Remedial Action; and

(ii)	to the extent requested by the Indemnifying Party, the Indemnified Party shall use its reasonable efforts to procure that the Indemnifying Party may attend and participate in any discussions with the relevant Regulatory Authorities concerning such Remedial Action that may be required. Prior to any such discussions the Indemnified Party shall consult with the Indemnifying Party and pay reasonable regard to the Indemnifying Party’s views as to the Remedial Action which should be proposed in any discussions with the relevant Regulatory Authorities. In the event that the Indemnified Party does not fulfil its obligations in this regard, the Indemnifying Party shall not be liable for any Environmental Losses to the extent such Environmental Losses are caused by or increased by virtue of the Indemnified Party’s failure to fulfil such obligations.
9.6	If the relevant Regulatory Authority does not specify any particular Remedial Action or gives general or incomplete guidance as to how the Indemnified Party may discharge any notice the Indemnified Party shall seek and obtain the Indemnifying Party’s consent to such works as it considers necessary to discharge the Liability such consent not to be unreasonably withheld or delayed.

9.7	If the Indemnifying Party considers that the Remedial Action proposed under paragraph 9.6 is the minimum necessary to discharge any Liability which could give rise to a Claim under paragraph 2 or 3, it shall require the Indemnified Party (or, if the Indemnified Party has made an election under paragraph 9.3 above, it shall) as soon as reasonably practicable thereafter to prepare or to procure that there is prepared a scope of works for the Remedial Action for the consent of the other Party, such consent not to be unreasonably withheld or delayed.

9.8	In the event that the relevant Parties disagree (i) as to whether Remedial Action is necessary to comply with, settle or discharge any notice served on the Indemnified Party (or any proceedings or action referred to in that notice) or (ii) as to the nature and scope of works constituting the proposed Remedial Action, either Party may notify the other of its intention to refer the issue in dispute to expert determination in accordance with this Schedule.

9.9	Subject to the rest of this paragraph 9, the Party with conduct of the Remedial Action (the “Conduct Party”) shall procure that any Remedial Action agreed or determined to be required is carried out:
9.9.1	as soon as practicable after agreeing the scope of works and to the timescale specified in the scope of works;

9.9.2	by appropriately qualified and experienced environmental consultants (or other contractors);

9.9.3	in compliance with Environmental Law and, to the extent that this is practicable and appropriate having regard to the particular Regulatory Authority involved, in consultation with the relevant Regulatory Authority;

9.9.4	in accordance with the agreed scope of works and using all reasonable endeavours to ensure that it is undertaken competently and diligently in accordance with good environmental practice.
9.10	The Conduct Party shall give and shall procure that any member of the Conduct Party’s group gives the other Party such access to any relevant property and such co-operation and assistance as is reasonable in the circumstances (including access to any consultants or other contractors engaged in the Remedial Action) to permit the other Party to satisfy itself that the Conduct Party is complying and/or has complied with its obligations under this paragraph 9.

9.11	The Conduct Party shall keep the other Party reasonably informed as to progress and of any matters discovered during Remedial Action or which could affect the scope, design or execution of any Remedial Action and shall provide the other Party with copies of any reports, investigations or correspondence relevant or relating to such Remedial Action or to any discussions with the relevant Regulatory Authorities and permit the other Party to attend any meetings relating to such Remedial Action or discussions.

9.12	Upon completion of any Remedial Action, the Conduct Party shall and shall procure that any member of its Group shall procure that its environmental consultant (or other contractor) shall supply to the other Party a written certificate in a form reasonably satisfactory to the other Party, that such Remedial Action has been completed in accordance with and to any standard or criteria specified in the scope of works.
10	Disputes and Conduct of Claims
10.1	The provisions of paragraph 1.2 (Conduct of Claims) and 1.3 (Claimants’ Right to Recover) of Schedule 3 shall apply mutatis mutandis to this Schedule (save in respect of any Remedial Action required to be carried out).

10.2	Notwithstanding Clause 12.9.2, any Dispute under paragraphs 4, 5 and 9 shall be referred to an expert agreed upon by the parties to such Dispute. If no such expert is agreed upon by the relevant parties within 15 working days of the commencement of the Dispute, one shall be appointed by the President of the Law Society.

10.3	For the avoidance of doubt the Relevant Member of the BP Group shall, at the request and sole cost of the Innovene Group, use its reasonable endeavours to recover under the Degussa AG Indemnity Environmental Losses suffered by the BP Group or Innovene Group where Environmental Losses may be recoverable by the

Relevant BP Group under that Indemnity and any Environmental Losses so recovered shall be passed to the Relevant Member of the Innovene Group provided that such Relevant Member of the Innovene Group suffered the relevant Environmental Loss.
11	Apportionment of Liabilities
11.1	To the extent that it is impracticable or impossible to determine:
11.1.1	where the source of Migrating Innovene Contamination or Migrating BP Contamination is located on a Shared Site, that it is exclusively located on the part of the Shared Site owned by the Relevant Member of the Innovene Group or the part of the Shared Site owned by the Relevant Member of the BP Group as the case may be ; and/or

11.1.2	that the acts or omissions after the Completion Date of one of the Parties as opposed to the acts or omissions of the other party at or affecting a Shared Site have been solely responsible for Migrating Innovene Contamination or Migrating BP Contamination as the case may be;
the Relevant Member of the Innovene Group and the Relevant Member of the BP Group shall be jointly responsible for any Environmental Losses in respect of such Migrating Innovene Contamination or Migrating BP Contamination as the case may be and such Environmental Losses shall be borne by the Relevant Member of the Innovene Group and the Relevant Member of the BP Group in proportions equivalent to the area of their relative landholdings at the relevant Shared Site at the time when the parties or any of them first receive a request from a Regulatory Authority or third party that the Contamination be subject to Remedial Action (or a notification from a Regulatory Authority that it intends to classify land exposed to or affected by the presence of Hazardous Materials as “contaminated”), and for the purposes of apportioning liability under this provision where such request or notification has been received prior to the Completion Date, the landholding of the Relevant Member of the Innovene Group at the time of the receipt of the request or notification shall be deemed to be the Relevant Member of the Innovene Group’s landholding at the Shared Site at the Completion Date.
11.2	To the extent that any under or above ground non-operational the Completion Date structure or container or tank (a “Structure”) is in any way related to the presence of Hazardous Materials in the Environment and is situated such that it is present on, in or under both the Relevant Member of the BP Group’s and the Relevant Member of the Innovene Group’s landholding at a Shared Site and the presence of such Structure is to be addressed as part of any Remedial Action, the Environmental Losses associated with such Remedial Action related to the structure shall be borne in equal shares by the Relevant Member of the BP Group and Relevant Member of the Innovene Group.
12	Mitigation
Subject to the other provisions of this Schedule, the Indemnified Party shall (and shall procure that any member of the Indemnified Party’s group shall) procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Environmental Losses which in the absence of mitigation might give rise to a Claim against the Indemnifying Party under this Schedule.

13	Insurance
In respect of any Claim which would have constituted a Toxic Tort Claim but for the fact that legal proceedings were not issued and served upon the BP Group prior to the Completion Date, the BP Parties agree that if the applicable Innovene Party reasonably so requests and a relevant policy of insurance is held by the BP Group (that was also in existence prior to the Completion Date), then the appropriate BP Party shall:
(i) where the Relevant Member of the Innovene Group is not a co-insured under the applicable policy enter into an assignment in respect of the relevant rights under that insurance policy in the agreed form set out at Annex B to this Schedule 6, on each occasion on which the Relevant Member of the Innovene Group agrees to indemnify the Relevant Member of the BP Group in respect of that Claim; and
(ii) where the Relevant Member of the Innovene Group is a co-insured under the applicable policy provide such assistance (including by way of giving notice to the insurers) as the Relevant Member of the Innovene Group reasonably requests in order for that Relevant Member of the Innovene Group to make and pursue any claim (in relation to that Toxic Tort Claim) that may be available to the Relevant Member of the Innovene Group as a co-insured under the applicable insurance policy held by the BP Group.

Annex A to Schedule 6
1	Jetties

(i)	Grangemouth jetty facilities and Finnart Terminal

(ii)	Solvado jetty Rosignano

(iii)	The Lavéra petroleum harbour operated by Port Autonome de Marseille

(iv)	The docks at Wingles if and when Wingles BP transfers to the Innovene Group.

(v)	The dock at Marl that is operated by Infracor

(vi)	Jetty at Trelleborg owned by Ports Authority.

(vii)	The tanker bridges at Cologne

(viii)	US to be provided

2	Pipelines

(i)	ARG Pipeline (between Antwerp and Wesseling, Köln & Gelsenkirchen);

(ii)	Atochem C2 System (between Lavéra and Viriat);

(iii)	EPDC Pipeline (between Antwerp and Ruhr);

(iv)	Feluy Pipeline (between Fina C Compound and Feluy LAO);

(v)	FG38 Pipeline (between BP Köln and Marl);

(vi)	Finnart bundle of pipelines (between Grangemouth and Finnart);

(vii)	Geel Pipeline (between BASF Antwerp and Geel);

(viii)	Marl Pipelines (between (a) ROG Gelsenkirchen Offsites and Marl and (b) Bottrop Aral tank farm to Marl);

(ix)	MGEP Pipeline (between Mossmorran to Grangemouth);

(x)	RMR Pipeline (from Nerefco (Rotterdam) viaBP Köln to Ludwigshafen)

(xi)	Rosignano Pipeline (between coastal ethylene tanks and Rosignano)

(xii)	Sarralbe C2 Pipeline (between Carling and Sarralbe);

(xiii)	Sarralbe C3 Pipeline (between Carling and Sarralbe);

(xiv)	WGEP Pipeline (between Grangemouth and Wilton (Teesside));

(xv)	the acrylonitriles pipeline between Green Lake, Texas and Port Comfort, Texas;

(xvi)	the ammonia pipeline between Green Lake, Texas and Port Comfort, Texas;

(xvii)	a thirty percent (30%) interest in the 42 mile ANR interstate 16 inch natural gas pipeline;

(xviii)	the decene pipeline between Pasadena, Texas and LaPorte, Texas;

(xix)	Chemical Grade Propylene — Chocolate Bayou to Texas City 4”;

(xx)	Chemical Grade Propylene — Texas City to Exxon Connection 6”;

(xxi)	E-Rich Ethane / Propane — Hastings to Chocolate Bayou 8”;

(xxii)	Ethylene — Chocolate Bayou to Texas City 12”;

(xxiii)	Ethylene — Stratton Ridge to Celanese BayCity connection 4”;

(xxiv)	Ethylene — Texas City to Dickinson Bayou 8”;

(xxv)	Ethylene — Texas City to Fairmont Parkway 12”;

(xxvi)	Ethylene — Fairmont Parkway to Pasadena / Battleground Extension 8”;

(xxvii)	Ethylene — LAO lateral 8”; and

(xxviii)	Polymer Grate Propylene — Chocolate Bayou to Texas City 6”.

3	US JV Pipelines Assets

(i)	DNG — Chocolate Bayou to Texas City 8”, 21.7 miles;

(ii)	Hydrogen (old line) — Chocolate Bayou to Texas City 8”, 21.7 miles;

(iii)	Hydrogen (new Cowboy line) — Chocolate Bayou to Texas City 12”;

(iv)	Pygas / Benzene — Chocolate Bayou to Texas City 6”, 21.7 miles;

(v)	P-Rich Ethane / Propane — Chocolate Bayou to Texas City 8”, 21.7 miles; and

(vi)	Mixed C4’s — Chocolate Bayou to Texas City 4”, 21.7 miles.

Annex B to Schedule 6
Agreed Form of Assignment of Rights and Interest under Insurance Policies in respect of Indemnity Circumstances
This Assignment is executed as an agreement on [   ]
BETWEEN
(1)	[The Relevant Member of the BP Group], a company incorporated in [ ], registered number [ ], whose registered office is at [ ] (the “Assignor”); and
(2)	[The Relevant Member of the Innovene Group], a company incorporated in [ ], registered number [ ], whose registered office is at [ ] (the “Assignee”)
WHEREAS:
(A)	On [date] the Assignor and the Assignee entered into the Master Reorganisation Agreement.

(B)	Pursuant to paragraph 3 of Schedule 6 of the Master Reorganisation Agreement, the Assignee has agreed to indemnify the Assignor in certain circumstances (the “Indemnity Circumstances”), subject to the Assignor assigning to the Assignee all of the Assignor’s rights and interest in all contracts of insurance under which the Assignor would have the right to make a claim in respect of the Indemnity Circumstances (the “Insurance Policies”).

(C)	Indemnity Circumstances have arisen and the Assignee has requested that the Assignor assign to the Assignee all of its rights and interest in the Insurance Policies to the extent of claims that it would be entitled to make and payments that it would be entitled to receive in respect of the Indemnity Circumstances.
THE PARTIES AGREE:
1.	Assignment
The Assignor hereby assigns to the Assignee all of the Assignor’s right, title and interest, present and future, in and under the Insurance Policies to make claims and to receive payments thereunder in respect of payments made by the Assignee to the Assignor in respect of the Indemnity Circumstances, including without limitation all present and future claims and causes of action thereof.
2.	Cooperation
[The Relevant Member of the BP Group] undertakes to co-operate with Innovene in relation to any claims that Innovene may wish to make under the Insurance Policies as a consequence of this Assignment and shall at Innovene’s sole cost provide all information and resources that Innovene reasonably requires in order to make and pursue such claim.
3.	Obligation to give notice
Forthwith upon execution of this Assignment, the Assignor shall deliver to each insurer under an Insurance Policy a Notice of Assignment duly executed by or on behalf of the

Assignee and shall use all reasonable endeavours to ensure that the Notice of Assignment is acknowledged by each insurer, substantially in the form set out in the Schedule hereto. For the avoidance of doubt, nothing in this clause shall prevent or restrict the Assignee from delivering a Notice of Assignment to each insurer in the event of any delay in doing so on the part of the Assignor.
4.	Contract Rights of Third Parties
A person who is not a party to this Assignment has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any terms of this Assignment.
5.	Governance
This Assignment shall be governed by English Law.
In witness whereof this Assignment has been duly executed.
Signed for and on behalf of the Assignor
Signed for and on behalf of the Assignee

Schedule
Form of Notice of Assignment

To: [Insurers]	Dated:
Dear Sirs,
Notice of assignment of insurance policy
We refer to the insurance policy between you and [the Relevant Member of the BP Group] (the “Policy”).
Dear Sirs,
1. We hereby give you notice that, by an Assignment Agreement dated [   ], between [the Relevant Member of the BP Group] (“BP”) as Assignor and [the Relevant Member of the Innovene Group (“Innovene”) as Assignee, the BP has assigned to us all its right, title and interest in and under the Policy to make claims and to receive payments in respect of losses incurred by the BP in circumstances where the BP has been indemnified by us pursuant to clause 3 of Schedule 6 of the Master Reorganisation Agreement (the “Indemnity Circumstances”) entered into between us on [      ] and that all payments payable as a result of such claims shall be paid to ourselves or to our order as we may specify in writing from time to time.
2. These instructions may not be revoked without our prior written consent.
3. Please acknowledge receipt of this Notice by signing the acknowledgement on the enclosed copy of this letter and returning it to us [insert details] marked for the attention of [insert details].
5. This Notice is governed by English law.
Yours faithfully,

for and behalf of
Innovene

Form of Acknowledgement

To: [Relevant Member of the Innovene Group]	Date : [ ]
We acknowledge receipt of a Notice of Assignment dated [ ] relating to an Assignment Agreement made between [the Relevant Member of the BP Group] (“BP”) and yourselves as Assignee (the “Assignment”) in the terms set out above and confirm that we have not received notice of any previous assignments or charges of or over any of the right, title and interest of the BP in and to the Policy in respect of the right to make a claim and to receive payments in respect of Indemnity Circumstances and that we agree to comply with the terms of the Notice of Assignment from you.
We acknowledge receipt of the payment instructions from you in connection with the payments under the Policy and confirm that we shall act in accordance with such instructions.
This Acknowledgement is governed by English law.

For and on behalf of
[Insurers]